Exhibit 10.24
LEASE AGREEMENT
BRANDYWINE RESEARCH LLC
Landlord
and
EMERGENT BIOSOLUTIONS INC.
Tenant
2273 Research Boulevard
Rockville, Maryland 20850
Dated: June 27, 2006

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EXHIBITS
EXHIBIT A	-	SPACE PLAN OF PREMISES
EXHIBIT B	-	CONFIRMATION OF LEASE TERM
EXHIBIT C	-	RULES AND REGULATIONS
EXHIBIT D	-	CLEANING SPECIFICATIONS
EXHIBIT E	-	WORK LETTER
EXHIBIT F	-	SNDA
EXHIBIT G	-	LETTER OF CREDIT
EXHIBIT H	-	SIGNAGE
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LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is entered into as of June 27, 2006, between BRANDYWINE RESEARCH LLC, a Delaware limited liability company (“Landlord”), and EMERGENT BIOSOLUTIONS INC., a Delaware corporation, having a place of business at 300 Professional Drive, Suite 250, Gaithersburg, Maryland 20879 (“Tenant”).
WITNESSETH
     In consideration of the mutual covenants herein set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:
     1. Summary of Defined Terms.
     The following defined terms, as used in this Lease, shall have the meanings and shall be construed as set forth below:
          (a) “Building”: The Building located at 2273 Research Boulevard, Rockville, Maryland 20850.
          (b) “Project”: The Building, the land on which the Building is located (“Land”), and any common areas, parking facilities and all other improvements located thereon.
          (c) “Premises”: Suite 400, consisting of 22,872 square feet of Rentable Area comprising a portion of the fourth (4th) floor of the Building shown on the space plan attached hereto as Exhibit A.
          (d) “Term”: From the Commencement Date for a period of 120 months, ending on the last calendar day of the 120th month following the Commencement Date. Reference is hereby made to Tenant’s renewal right in Section 33, and termination right in Section 35.
          (e) “Fixed Rent”:

LEASE YEAR	PER R.S.F.	MONTHLY INSTALLMENTS	ANNUAL FIXED RENT
1	$26.25	$50,032.50	$600,390.00
2	$26.97	$51,404.82	$616,857.84
3	$27.71	$52,815.26	$633,783.12
4	$28.48	$54,282.88	$651,394.56
5	$29.26	$55,769.56	$669,234.72
6	$30.06	$57,294.36	$687,532.32
7	$30.89	$58,876.34	$706,516.08
8	$31.74	$60,496.44	$725,957.28
9	$32.61	$62,154.66	$745,855.92
10	$33.51	$63,870.06	$766,440.72

(f) “Rental Payment Address”:	Brandywine Realty Trust P.O. Box 75592 Baltimore, MD 21275-5592
          (g) “Security Deposit”: $49,000.
          (h) “Estimated Occupancy Date”: October 1, 2006.
          (i) “Tenant’s Allocated Share”: 15.32%;
          (j) “Base Year”: 2007.

(k) “Rentable Area”:	Premises	-	22,872 square feet
	Building	-	149,283 square feet
	Office Park	-	432,002 square feet
          (l) “Permitted Uses”: Tenant’s use of the Premises shall be limited to general office use and storage ancillary thereto.
          (m) “Broker”: A Landlord affiliate, together with Studley, Inc.
          (n) “Notice Address/Contact”

Tenant:	Prior to the Commencement Date:
Emergent BioSolutions Inc. 300 Professional Drive, Suite 250 Gaithersburg, Maryland 20879 Attn: Vice President Legal, Corporate and Transactions Fax No: 301-944-0173
After the Commencement Date:
Emergent BioSolutions Inc. 2273 Research Boulevard, Suite 400 Rockville, Maryland 20850 Attn: Vice President Legal, Corporate and Transactions Fax. No. [to be supplied when available]

Landlord:	Brandywine Research, LLC 3141 Fairview Park Drive, Suite 200 Falls Church, Virginia 22042 Attention: Asset Manager
a copy to:	Brandywine Realty Trust 401 Plymouth Road, Suite 500 Plymouth Meeting, PA 19462 Attn: Brad A. Molotsky, General Counsel Phone No. 610-325-5600 Fax No.: 610-325-5622 E-Mail: brad.molotsky@bdnreit.com
          (o) “Tenant’s North American Industry Classification Number”: 2834
          (p) “Additional Rent”: All sums of money or charges required to be paid by Tenant under this Lease other than Fixed Rent, whether or not such sums or charges are designated as “Additional Rent.”
          (q) “Rent”: All Fixed Rent and Additional Rent payable by Tenant to Landlord under this Lease.
          (r) “Office Park”: The complex of office buildings presently known as Research Office Center, Rockville, Maryland
     2. Premises. Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby hire and lease from Landlord the Premises for the Term, upon the provisions, conditions and limitations set forth herein.
     3. Term.
          (a) The Term of this Lease shall commence (the “Commencement Date”) on the date which is the earlier of (i) when Tenant, with Landlord’s prior consent, assumes possession of the Premises and commences to use the Premises for its Permitted Uses, or (ii) upon Substantial Completion of Landlord’s Work (as both such terms are defined in Exhibit E — Work Letter). The Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term in the form attached hereto as Exhibit B. If Tenant fails to object to the Confirmation of Lease Term within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.
          (b) Upon notification by Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Premises at which time a list of Punchlist Items, if any, shall be completed. Landlord shall use commercially reasonable efforts to complete the Punchlist Items within thirty (30) days after such inspection.

          (c) In the event that the Premises are not ready for Tenant’s occupancy at the time herein fixed for the beginning of the Term of this Lease, because of any alterations or construction now or hereafter being carried on either to the Premises or the Building (unless such alterations are being done by Tenant or Tenant’s contractor, in which case there shall be no suspension or proration of rental or other sums), or because of any restrictions, limitations or delays caused by government regulations or governmental agencies, this Lease and the Term hereof shall not be affected thereby, nor shall Tenant be entitled to make any claim for or receive any damages whatsoever from Landlord; provided, however, no rent or other sums herein provided to be paid by Tenant shall become due until the Premises are substantially completed and deemed by Landlord to be ready for Tenant’s occupancy, and until that time, the rent and other sums due hereunder shall be suspended.
          Any provision of this Section to the contrary notwithstanding, if Landlord has not Substantially Completed Landlord’s Work on or before February 15, 2007 (the “Outside Date”), Tenant shall have the right to elect, as its sole remedy, to terminate this Lease by giving Landlord written notice of such exercise at any time after the Outside Date, which notice shall be effective on the fifteenth (15th) day after Landlord’s receipt of Tenant’s notice (the “Effective Termination Date”). If Tenant elects to terminate this Lease as aforesaid and Landlord Substantially Completes Landlord’s Work before the Effective Termination Date, Tenant’s election to terminate this Lease shall be null and void and this Lease shall continue in full force and effect. The Outside Date shall be extended by one (1) day for each day, if any, that Landlord is delayed in Substantially Completing Landlord’s Work due to any Tenant Delay and/or force majeure event. If Tenant properly exercises its right to terminate this Lease and Landlord has not Substantially Completed Landlord’s Work on or before the Effective Termination Date, this Lease shall thereafter be null and void, except as otherwise expressly provided in this Lease to the contrary.
     4. Construction by Landlord. Subject to Landlord’s maintenance and repair obligations set forth in this Lease and except as otherwise expressly set forth in Exhibit E to this Lease to the contrary, Tenant accepts the Premises in “AS IS” condition as of the date of delivery of possession to Tenant, without any warranty or representation, express or implied, by or on behalf of Landlord as to the condition or usability thereof, and without any obligation on the part of Landlord to make, have made, pay for, or contribute to the payment for any demolition, alteration, addition, repair, replacement or improvement in or to the Premises, including, without limitation, to perform any Landlord work to make the Premises ready for occupancy or to provide any free rent allowance, painting allowance, rent holiday, free rent, build-out allowance, contribution or other inducement therefor. In addition, Landlord shall have no obligation to provide Tenant with any leasehold improvement allowance or other allowance except as expressly set forth in Exhibit E to this Lease. The foregoing notwithstanding, Tenant shall not be deemed to have waived latent defects in the Premises which defects Tenant reports to Landlord in writing within six (6) months after the Commencement Date. Notwithstanding the foregoing, Tenant shall be entitled to occupy the Premises during the thirty (30) days prior to the Commencement Date for the limited purposes of installing Tenant’s office equipment and fixtures and communication lines. Such occupancy by Tenant shall be subject to all of the terms and conditions of this Lease, except for the obligation to pay Fixed Rent or regular installments of Additional Rent.

     5. Fixed Rent; Security Deposit.
          (a) (i) Tenant shall pay to Landlord without notice or demand and except as otherwise expressly provided herein, without set-off, the annual Fixed Rent in equal monthly installments as set forth in Article 1, in advance on the first day of each calendar month during the Term by (i) check sent to Landlord, to the Rental Payment address set forth in Section 1(f), or (ii) wire transfer of immediately available funds to the account at First Union National Bank, Salem NJ account no. 2030000359075 ABA #031201467; such transfer to be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building No. ___and Lease No. ___. The Building number and the Lease number will be provided to Tenant in the Confirmation of Lease Term. Notwithstanding the immediately preceding sentence, the first (1st) full month’s installment of Fixed Rent and the Security Deposit shall be paid upon the execution of this Lease by Tenant.
               (ii) Any provision of this Lease to the contrary notwithstanding, provided that no Event of Default has occurred, Tenant shall be entitled to an abatement of, and Landlord hereby waives Tenant’s obligation to pay, the first four (4) monthly installments of Fixed Rent payable after the Commencement Date. Nothing herein contained shall be deemed to diminish or relieve Tenant of its obligation to pay in accordance with the terms of this Lease all other sums owed by Tenant to Landlord under this Lease. Commencing with the fifth (5th) full month of the Term, regular installments of Fixed Rent shall then and thereafter be payable in full by Tenant in accordance with the terms of this Lease. The abatement under this Section 5(a)(ii) shall commence immediately after any abatement Tenant is entitled to under Section 5(a)(iii).
               (iii) Any provision of this Lease to the contrary notwithstanding, if Landlord has not Substantially Completed Landlord’s Work on or before December 31, 2006 (such date shall be extended on a day-for-day basis for each day, if any, that Landlord is delayed in Substantially Completing Landlord’s Work due to any Tenant Delay and/or force majeure event), Tenant shall be entitled to a day-for-day abatement of Fixed Rent for each day after such date until Landlord has Substantially Completed Landlord’s Work.
          (b) If any Fixed Rent or Additional Rent, charge, fee or other amount due from Tenant under the terms of this Lease are not paid to Landlord when due, Tenant shall also pay as Additional Rent a service and handling charge equal to five percent (5%) of the total payment then due. The late charge shall accrue and be payable on the day immediately following the date when the payment was due, irrespective of any grace period granted hereunder. This provision shall not prevent Landlord from exercising any other remedy herein provided or otherwise available at law or in equity in the event of any default by Tenant. Notwithstanding the foregoing, Tenant shall not be liable for such late fee and interest for the first such failure in any twelve (12)-month period.

          (c) Tenant shall deliver to Landlord a letter of credit in the form attached as Exhibit G for the Security Deposit, as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder. With respect to any portion of the Security Deposit held as cash, no interest shall be paid to Tenant on the Security Deposit, and Landlord may commingle the Security Deposit with other security deposits held by Landlord. If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant’s default, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in this Lease. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant shall, within ten (10) days after the written demand therefor is made by Landlord, deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount.
          (d) If no Event of Default by Tenant then exists, the Security Deposit, or any balance thereof, shall be returned to Tenant without interest within thirty (30) days after the expiration of the Term or upon any later date after which Tenant has vacated the Premises. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Security Deposit, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Security Deposit. Upon the return of the Security Deposit, or the remaining balance thereof, to the original Tenant or any successor to the original Tenant, Landlord shall be completely relieved of liability with respect to the Security Deposit.
          (e) If the Project or the Building is transferred, Landlord may transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Upon the assumption of such Security Deposit by the transferee, Tenant shall look solely to the new landlord for the return of said Security Deposit, and the provisions hereof apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. The Security Deposit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without Landlord’s prior written consent.

     6. Additional Rent.
          (a) Commencing on January 1, 2008, and in each calendar year thereafter during the Term (as same may be extended), Tenant shall pay to Landlord without deduction or set off except as otherwise expressly provided in this Lease to the contrary, Tenant’s Allocated Share of the amount by which Operating Expenses (hereinafter defined) exceed the Operating Expenses in the Base Year. As used herein, “Operating Expenses” means:
               (i) Operating Expenses. All costs and expenses related to the Project incurred by Landlord, including, but not limited to:
                    (A) All costs and expenses related to the operation of the Building and Project, including, but not limited to, lighting, cleaning the Building exterior and common areas of the Building interior, trash removal and recycling, repairs and maintenance of the roof and storm water management system, fire suppression and alarm systems, concierge services for the Project, utilities, removing snow, ice and debris and maintaining all landscape areas, (including replacing and replanting flowers, shrubbery and trees), maintaining and repairing all other exterior improvements on the Project, all repairs and compliance costs necessitated by laws enacted or which become effective after the date hereof (including, without limitation, any additional regulations or requirements enacted after the date hereof regarding the ADA (hereinafter defined) (as such applies to the Project or common areas but not to any individual tenant’s space), if applicable) required of Landlord under applicable laws and rules and regulations;
                    (B) All costs and expenses incurred by Landlord for environmental testing, sampling or monitoring required by statute, regulation or order of governmental authority, except any costs or expenses incurred in conjunction with the spilling or depositing of any hazardous substance caused by Landlord, its officers, employees, agents or contractors or for which any person or other tenant is legally liable and (in the case of another person) Landlord is reimbursed for by such other person.;
                    (C) Any other expense or charge (including reasonably allocated general and administrative charges) which would typically be considered an expense of maintaining, operating or repairing the Project under generally accepted accounting principles, consistently applied;
                    (D) Management fee not to exceed three percent (3%) of the gross Rents from the Building. It is expressly understood that legal fees incurred in an action against an individual tenant shall not be deemed includable as an Operating Expense pursuant to this provision;
                    (E) Capital expenditures and capital repairs and replacements (i) which are reasonably anticipated to reduce or control the operating expenses of the Building, or (ii) are required by laws enacted or which become effective after the date hereof as provided in subsection 6(a)(i)(A) hereof shall be included as operating expenses solely to the extent of the amortized costs of same amortized on a straight-line basis using a commercially reasonable interest rate over the useful life of the improvement in accordance with generally accepted accounting principles, consistently applied;
                    (F) All insurance premiums paid or payable by Landlord for insurance with respect to the Project as follows: (a) fire and extended coverage insurance (including demolition and debris removal); (b) insurance against Tenant defaults, Landlord’s rental loss or abatement (but not including business interruption coverage on behalf of Tenant), from damage or destruction from environmental hazards, fire or other casualty; (c) Landlord’s commercial general liability insurance (including bodily injury and property damage) and boiler insurance; and (d) such other insurance as Landlord may reasonably require or any reputable mortgage lending institution holding a mortgage on the Premises may require. If the coverage period of any of such insurance obtained by Landlord commences before or extends beyond the Term, the premium therefore shall be prorated to the Term. If any such insurance is provided by blanket coverage, the part of the premium allocated to the Project shall be equitably determined by Landlord but shall not exceed the amount of premium due if insurance was provided by a policy only insuring the Project. Should Tenant’s occupancy or use of the Premises at any time change and thereby cause an increase in such insurance premiums on the Premises, Building and/or Project, Tenant shall pay to Landlord the entire amount of such reasonably documented increase;
                    (G) property management office rent or rental value for an office not in excess of 2,000 square feet; and
                    (H) costs and fees incurred in implementing and operating any transportation management program, ride sharing or similar program required by applicable authorities or otherwise incurred in connection with any mass transit, energy conservation, transportation or similar program required by applicable authorities.
     Other office buildings have been or may be developed in the Office Park that includes the Project and the Tax bill(s) for the Project might be included in the Tax bill(s) with such other buildings. In such case, Landlord shall reasonably allocate the Tax bill(s) (and any Operating Expenses pertaining to one or more buildings in the Office Park) amongst the Project and such other buildings.
               (ii) Notwithstanding the foregoing, the term “Operating Expenses” shall not include any of the following:
                    (A) Repairs or other work occasioned by fire, windstorm or other insured casualty or by the exercise of the right of eminent domain to the extent of insurance proceeds or condemnation awards received therefor;
                    (B) Leasing commissions, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with employees, consultants, other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof;

                    (C) Costs incurred by Landlord in connection with construction of the Building and related facilities, the correction of latent defects in construction of the Building or the discharge of Landlord’s Work;
                    (D) Costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating the Building or space for other tenants or other occupants or vacant space;
                    (E) Depreciation and amortization except as provided in subsection 6(a)(i)(E) hereof;
                    (F) Costs incurred due to a breach by Landlord or any other tenant of the terms and conditions of any lease;
                    (G) Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser;
                    (H) Interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent;
                    (I) Ground rents or rentals payable by Landlord pursuant to any over-lease;
                    (J) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
                    (K) Costs incurred in managing or operating any “pay for” parking facilities within the Project;
                    (L) expenses resulting from the gross negligence or willful misconduct of Landlord;
                    (M) Any fines or fees for Landlord’s failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations;
                    (N) Legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling the Building or the Project;
                    (O) Taxes;
                    (P) Costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building;

                    (Q) Cost of any political, charitable or civic contribution or donation;
                    (R) Costs that are capital in nature except as provided in Subsection 6(a)(i)(E) hereof;
                    (S) Salaries, wages, or other compensation paid to officers or executives of Landlord above the level of building manager;
                    (T) Costs of advertising and public relations and promotional costs associated with the leasing of the Building;
                    (U) Any expenses for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source;
                    (V) Costs incurred for any items to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;
                    (W) Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the costs of the operation of the Building, including legal entity formation and maintenance charges, legal entity accounting (excluding the incremental accounting fees relating to the operation of the Building) and legal fees (other than with respect to Building operations);
               (iii) Taxes. Commencing on January 1, 2008, and in each calendar year thereafter during the Term (as same may be extended), Tenant shall pay to Landlord, without deduction or set off, Tenant’s Allocated Share of the amount by which Taxes for such calendar year exceed the amount of Taxes during the Base Year. Taxes for the Base Year shall be deemed to be the Taxes for the Project for calendar year 2007, as reflected on the bills for such period rendered by the taxing authority for the Project (i.e., one-half (1/2) of the July, 2006 bill for Taxes for the Project, and one-half (1/2) of the July, 2007 bill for Taxes for the Project). Taxes shall be defined as all taxes, assessments and other governmental charges (“Taxes”), including special assessments for public improvements or traffic districts which are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, which have heretofore been disclosed in writing to Tenant and which properly are allocable to the Term, and real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby. Nothing herein contained shall be construed to include as Taxes: (A) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord or (B) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, that if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, (ii) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof, or (iii) a tax or license fee imposed upon Premises or any portion thereof, then the same shall be included in the computation of Taxes hereunder.

          (b) Commencing on January 1, 2008, Tenant shall pay, in monthly installments in advance, on account of Tenant’s Allocated Share of increases in Operating Expenses and Taxes, the estimated amount of such Operating Expenses and Taxes for such year in excess of the Base Year amount thereof as determined by Landlord in its reasonable discretion and as set forth in a notice to Tenant, such notice to include the basis for such calculation. Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a “Lease Year”) or part thereof, Landlord shall send to Tenant a statement of the amount of Operating Expenses and Taxes in excess of the Base Year amount thereof and shall indicate what Tenant’s Allocated Share of increases in Operating Expenses and Taxes shall be. Said amount shall be paid in equal monthly installments in advance by Tenant as Additional Rent commencing January 1 of the applicable Lease Year.
          (c) If during the course of any Lease Year, Landlord shall have reason to believe that the Operating Expenses shall be different than that upon which the aforesaid projections were originally based, then Landlord, one time in any calendar year, shall be entitled to adjust the amount by reallocating the remaining payments for such year, for the months of the Lease Year which remain for the revised projections, and to advise Tenant of an adjustment in future monthly amounts to the end result that the increases in Operating Expenses shall be collected on a reasonably current basis each Lease Year.
          (d) In calculating the Operating Expenses as hereinbefore described, if during the Base Year or any subsequent Lease Year less than ninety-five (95%) percent of the rentable area of the Building shall have been occupied by tenants, then the Operating Expenses attributable to the Property shall be deemed for such Lease Year to be amounts equal to the Operating Expenses which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five (95%) percent throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Landlord shall not furnish any item or items of Operating Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Operating Expenses, an equitable adjustment shall be made so that the item of Operating Expense in question shall be shared only by tenants actually receiving the benefits thereof.
          (e) By May 30th of each Lease Year, Landlord shall send to Tenant a statement of actual expenses incurred for Operating Expenses and Taxes for the prior Lease Year showing the Allocated Share of increases thereof due from Tenant. If the amount prepaid by Tenant exceeds the amount that was actually due, then Landlord shall refund to Tenant at the time of delivery of such statement the amount of the over-charge. If Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt.
          (f) Each of the Operating Expenses and Tax amounts, whether requiring lump sum payment or constituting projected monthly amounts added to the Fixed Rent, shall for all purposes be treated and considered as Additional Rent and Tenant’s failure to pay the same as and when due in advance and without demand shall have the same effect as failure to pay any installment of the Fixed Rent and shall afford Landlord all the remedies in the Lease therefor as well as at law or in equity.
          (g) If this Lease terminates other than at the end of a calendar year, Landlord’s annual estimate of Operating Expenses shall be accepted by the parties as the actual Operating Expenses for the year the Lease ends until Landlord provides Tenant with actual statements in accordance with subsection 6(e) above.
          (h) Tenant may audit Landlord’s records of Operating Expenses and Taxes provided that any such audit may not occur more frequently than once each calendar year nor apply to any year prior to the year of the statement being reviewed. Tenant shall exercise such right by written notice to Landlord given not later than ninety (90) days from receipt of Landlord’s statement of Operating Expenses. If Tenant’s audit discloses any discrepancy, for a period of seven (7) business days, Landlord and Tenant shall negotiate in good faith to resolve the dispute and make an appropriate adjustment, failing which, they shall submit any such dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association in Rockville, Maryland. The decision rendered in such arbitration shall be final, binding and non-appealable. Arbitration expenses shall be divided equally between the parties, provided that individual legal and accounting expenses shall be the respective parties’ responsibility. If, by agreement or arbitration decision, it is determined that there is a six percent (6%) variance in Tenant’s favor, Landlord shall reimburse the actual, reasonable hourly costs to Tenant of Tenant’s audit (including legal and accounting costs). If Tenant’s auditor charges a contingent fee and Landlord is responsible for the payment of such fee, Landlord shall only pay the reasonable hourly fee of such auditor.
          (i) Any provision of this Section to the contrary notwithstanding, in no event shall Controllable Expenses exceed Controllable Expenses from the prior year by more than seven (7%) percent. “Controllable Expenses” mean all Operating Expenses that are within Landlord’s reasonable control. Controllable expenses do not include, without limitation, the following: (i) insurance premiums; (ii) utility costs; (iii) costs incurred for ice and snow removal; (iv) Taxes; and (v) property management fees (which shall be subject to the limitations set forth in Section 6(a)(i)(d)).
     7. Utilities. Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the gross negligence or willful misconduct of Landlord or its agents. Landlord may change the electric and other utility provider to the Project or Building at any time. Landlord, during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to 1:00 P.M. (“Working Hours”), excluding legal holidays (as of the date of this Lease, New Year’s Day; Good Friday, Memorial Day; the Fourth of July; Labor Day; Thanksgiving Day; and Christmas Day), shall furnish the Premises with heat and air-conditioning in the respective seasons, and at all times (other than emergencies) will provide the Premises with electricity for lighting and usual office equipment. At any hours other than the aforementioned, HVAC service (which is currently charged at $45.00 per hour) will be provided at Tenant’s expense. Notwithstanding anything herein to the contrary, if Landlord reasonably determines that Tenant’s use of electricity is excessive, Tenant shall pay for the installation of a separate electric meter to measure electrical usage in excess of normal office use and to pay Landlord for all such excess electricity registered in such submeter.

     If any of the services provided for in this Lease by Landlord are interrupted or stopped or if there is a defect in supply, character of, adequacy or quality of any of such services (collectively, a “Failure”), Landlord will use reasonable diligence to resume the service and correct the Failure; provided, however, no Failure of any of these services will create any liability for Landlord (including, without limitation, any liability for damages to Tenant’s personal property caused by any such Failure), constitute an actual or constructive eviction or, except as expressly provided below, cause any abatement of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease. If, due to reasons within Landlord’s reasonable control, any of the services required to be provided by Landlord under the express terms of this Lease should become subject to a Failure and should remain subject to a Failure for a period in excess of 72 hours after notice of such Failure from Tenant to Landlord, and if such Failure should render all or any portion of the Premises untenantable so that Tenant is actually unable to use any or all of the Premises for the normal conduct of its business (“Untenantable”), then commencing upon the expiration of such 72 hour period, Tenant’s Rent will equitably abate in proportion to the portion of the Premises so rendered Untenantable for so long as such services remain subject to the Failure for such reasons. Without limiting those reasons for a Failure that may be beyond Landlord’s reasonable control, any such Failure due to the following will be deemed caused by a reason beyond Landlord’s control: (i) that is required in order to comply with any laws, ordinances or requests from governmental authorities; (ii) any casualty; (iii) an accident; (iv) an emergency; (v) shortages of labor or materials; or (vi) any other causes of any kind whatsoever that are beyond the control of Landlord, including, but not limited to: (A) lack of access to the Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (B) any cause outside the Building; (C) reduced air quality or other contaminants within the Building that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises); (D) disruption of mail and deliveries to the Building or the Premises resulting from a casualty; (E) disruptions of telephone and telecommunications services to the Building or the Premises resulting from a casualty; or (F) blockages of any windows, doors, or walkways to the Building or the Premises resulting from a casualty.
     8. Signs; Use of Premises and Common Areas.
          (a) Landlord shall, at no direct cost to Tenant, provide Tenant with standard identification signage on all Building directories and at the entrance to the Premises. No other signs shall be placed, erected or maintained by Tenant at any place upon the exterior of the Premises, Building or Project. Reference is hereby made to Exhibit H.
          (b) Tenant may use and occupy the Premises for the Permitted Uses and for no other purpose; provided that Tenant’s right to so use and occupy the Premises shall remain expressly subject to the provisions of this Lease including, without limitation, the provisions of Article 26-Governmental Regulations. No machinery or equipment shall be permitted that shall cause vibration, noise or disturbance beyond the Premises. Tenant shall not abandon the Premises at any time during the Term.

          (c) Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.
          (d) Tenant shall not install in or for the Premises, without Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed, any equipment which requires more electric current than Landlord is required to provide under this Lease, (i.e., at least five (5) watts per rentable square foot of the Premises) and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises, taking into account the capacity of electric wiring in the Building and the Premises and the needs of Building common areas (interior and exterior) and the requirements of other tenants of the Building, and Tenant and shall not in any event connect a greater load than such safe capacity.
          (e) Tenant shall not commit or suffer any waste upon the Premises, Building or Project or any nuisance, or do any other act or thing which may unreasonably disturb any other tenant in the Building or Project.
          (f) Tenant shall have the right, non-exclusive and in common with others, to use the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building twenty-four (24) hours a day, seven (7) days a week. Tenant shall also have the right, in common with other tenants of the Building and Landlord, to use the designated parking areas of the Project for the parking of automobiles of Tenant and its employees and business visitors, incident to Tenant’s permitted use of the Premises.
     9. Environmental Matters.
          (a) Hazardous Substances.
               (i) Tenant shall not, except as provided in subparagraph (ii) below, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises, Building or Project, any hazardous substance or hazardous waste in violation of law, as such terms are or may be defined in (x) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (“CERCLA”); the United States Department of Transportation Hazardous Materials Table (49 CFR 172.102); by the Environmental Protection Agency as hazardous substances (40 CFR Part 302); the Clean Air Act; and the Clean Water Act, and all amendments, modifications or supplements thereto; and/or (y) any other rule, regulation, ordinance, statute or requirements of any governmental or administrative agency regarding the environment (collectively, (x) and (y) shall be referred to as an “Applicable Environmental Law”).

               (ii) Tenant may bring to and use at the Premises hazardous substances incidental to its normal business operations under the NAI Code referenced in subsection 1(o) above in the quantities reasonably required for Tenant’s normal business and in accordance with Applicable Environmental Laws. Tenant shall store and handle such substances in strict accordance with Applicable Environmental Laws. From time to time promptly following Landlord’s written request, Tenant shall provide Landlord with documents identifying the hazardous substances stored or used by Tenant on the Premises and describing the chemical properties of such substances and such other information reasonably requested by Landlord or Tenant. Prior to the expiration or sooner termination of this Lease, Tenant shall remove all hazardous substances from the Premises.
               (iii) Tenant shall defend, indemnify and hold harmless Landlord and Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorneys’, consultant’s and expert’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from Tenant’s storage and use of hazardous substances on the Premises including, without limitation, any and all costs incurred by Landlord because of any investigation of the Project or any cleanup, removal or restoration of the Project to remove or remediate hazardous or hazardous wastes deposited by Tenant. Without limitation of the foregoing, if Tenant, its officers, employees, agents, contractors, licensees or invitees cause contamination of the Premises by any hazardous substances, Tenant shall promptly at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to such contamination, or in the alternative take such other remedial steps as may be required by law or reasonably recommended by Landlord’s environmental consultant.
          (b) NAI Numbers.
               (i) Tenant represents and warrants that Tenant’s NAI number as designated in the North American Industry Classification System Manual prepared by the Office of Management and Budget, and as set forth in Article 1(o) hereof, is correct. Tenant represents that the specific activities intended to be carried on in the Premises are in accordance with Article 1(l).
               (ii) Except as provided in Article 9(a)(ii), Tenant shall not engage in operations at the Premises which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of “hazardous substances” or “hazardous waste” as such terms are defined under any Applicable Environmental Law. Tenant further covenants that it will not cause or permit to exist any “release” or “discharge” (as such term is defined under Applicable Environmental Laws) on or about the Premises.
               (iii) Tenant shall, at its expense, comply with all requirements of Applicable Environmental Laws pertaining thereto.
               (iv) In addition, upon Landlord’s written notice, Tenant shall cooperate with Landlord in obtaining Applicable Environmental Laws approval of any transfer of the Building. Tenant shall (1) execute and deliver all affidavits, reports, responses to questions, applications or other filings required by Landlord and related to Tenant’s activities at the

Premises, (2) allow inspections and testing of the Premises during normal business hours, and (3) as respects the Premises, perform any requirement reasonably required by Landlord necessary for the receipt of approvals under Applicable Environmental Laws, provided the foregoing shall be at no out-of-pocket cost or expense to Tenant except for clean-up and remediation costs arising from Tenant’s violation of this Article 9.
          (c) Additional Terms. If Tenant fails to comply with this Article, Landlord may, after written notice to Tenant and Tenant’s failure to cure within thirty (30) days of its receipt of such notice, at Landlord’s option, perform any and all of Tenant’s obligations as aforesaid and all costs and expenses incurred by Landlord in the exercise of this right all be deemed to be Additional Rent payable on demand and with interest at the Default Rate. Any provision of this Section to the contrary notwithstanding, Tenant shall not be held responsible for any environmental issue at the Premises unless such issue was caused by an action or omission of Tenant or its agents, employees, consultants or invitees.
          (d) Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Premises or transported to or from the Premises, any Hazardous Substances or allowed any other entity or person to do so to its knowledge. Landlord has no knowledge that any Hazardous Substances has been produced, stored, released, discharged or disposed of on, under or about the Building by any entity or person.
          (e) Survival. This Article shall survive the expiration or sooner termination of this Lease.
     10. Alterations. Tenant will not cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises without first obtaining Landlord’s written consent, such consent not to be unreasonably withheld. Landlord’s consent shall not be required for (i) the installation of any office equipment or fixtures including internal partitions which do not require disturbance of any structural elements or systems (other than attachment thereto) within the Building or (ii) minor work, including decorations, which does not require disturbance of any structural elements or systems (other than attachment thereto) within the Building and which costs in the aggregate less than $50,000. If no approval is required or if Landlord approves Tenant’s Alterations and Tenant’s contractors which are to do the work, Tenant, prior to the commencement of labor or supply of any materials, must furnish to Landlord (i) a duplicate or original policy or certificates of insurance evidencing (a) commercial general liability insurance for personal injury and property damage in the minimum amount of $1,000,000.00 combined single limit, (b) statutory workman’s compensation insurance, and (c) employer’s liability insurance from each contractor to be employed (all such policies shall be non-cancelable without thirty (30) days prior written notice to Landlord and shall be in amounts and with companies satisfactory to Landlord); (ii) construction documents prepared and sealed by a registered Maryland architect if such alteration causes the aggregate of all Alterations to be in excess of $50,000; (iii) all applicable building permits required by law; and (iv) an executed, effective Waiver of Mechanics Liens from such contractors and all major trade sub-contractors in states allowing for such waivers or the cost of such alteration must be bonded by Tenant. In connection with all Alterations involving Landlord’s approval, Landlord shall be entitled to collect a construction management fee equal to one percent (1%) of the cost of the Alterations in connection with Landlord’s services in supervising and review of such Alterations. Any approval by Landlord permitting Tenant to do any or cause any work to be done in or about the Premises shall be and hereby is conditioned upon Tenant’s work being performed by workmen and mechanics working in harmony and not interfering with labor employed by Landlord, Landlord’s mechanics or their contractors or other tenants and their contractors. If at any time any of the workmen or mechanics performing any of Tenant’s work shall be unable to work in harmony or shall interfere with any labor employed by Landlord, other tenants or their respective mechanics and contractors, then the permission granted by Landlord to Tenant permitting Tenant to do or cause any work to be done in or about the Premises, may be withdrawn by Landlord upon forty-eight (48) hours written notice to Tenant.
     All Alterations (whether temporary or permanent in character) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property upon installation and shall remain on the Premises without compensation to Tenant unless Landlord provides written notice to Tenant to remove same at the time of consenting thereto, in which event Tenant shall, following the expiration or earlier termination of this Lease, promptly remove such Alterations and restore the Premises to good order and condition. Additionally, at Lease termination, Tenant shall remove all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling). All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Premises or Building and in such manner so as not to unreasonably disturb other tenants in the Building. If Tenant fails to remove any items required to be removed pursuant to this Article, Landlord may do so and the reasonable costs and expenses thereof shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord within fifteen (15) business days of Tenant’s receipt of an invoice therefor from Landlord.
     11. Construction Liens. Tenant will not suffer or permit any contractor’s, subcontractor’s or supplier’s lien (a “Construction Lien”) to be filed against the Premises or any part thereof by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any Construction Lien shall at any time be filed against the Premises or any part thereof, Tenant, within ten (10) business days after notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such Construction Lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord, plus all of Landlord’s costs and expenses associated therewith (including, without limitation, reasonable legal fees), shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand with interest from the date of advance by Landlord at the Default Rate.

     12. Assignment and Subletting.
          (a) Subject to the remaining subsections of Article 12, except as expressly permitted pursuant to this section, Tenant shall not, without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, assign, transfer or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void. Subject to subsection 12(i) below, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law or by merger, consolidation or asset sale, without the Landlord’s written consent.
          (b) If Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, a description of such party’s business history, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof). With respect to proposed assignments, and proposed subleases where the proposed sublease term would expire within the last twelve (12) months of the then current Term, Landlord may, at its option, and in its sole and absolute discretion, exercisable by notice given to Tenant within sixty (60) days next following Landlord’s receipt of Tenant’s notice (which notice from Tenant shall, as a condition of its effectiveness, include all of the above-enumerated information), elect to recapture the Premises if Tenant is proposing to sublet or assign the Premises or such portion as is proposed by Tenant to be sublet (and in each case, the designated and non-designated parking spaces included in this demise, or a pro-rata portion thereof in the instance of the recapture of less than all of the Premises), and terminate this Lease with respect to the space being recaptured. Tenant may void the Landlord’s recapture right by delivering written notice withdrawing Tenant’s proposed sublease or assignment request, such notice being given to Landlord not later than five (5) days after receipt of Landlord’s recapture notice.
          (c) If Landlord elects to recapture the Premises or a portion thereof as aforesaid, then from and after the effective date thereof as approved by Landlord, after Tenant shall have fully performed such obligations as are enumerated herein to be performed by Tenant in connection with such recapture, and except as to obligations and liabilities accrued and unperformed (and any other obligations expressly stated in this Lease to survive the expiration or sooner termination of this Lease), Tenant shall be released of and from all lease obligations thereafter otherwise accruing with respect to the Premises (or such lesser portion as shall have been recaptured by Landlord). The Premises, or such portion thereof as Landlord shall have elected to recapture, shall be delivered by Tenant to Landlord free and clear of all furniture, furnishings, personal property and removable fixtures, with Tenant repairing and restoring any and all damage to the Premises resulting from the installation, handling or removal thereof, and otherwise in the same condition as Tenant is, by the terms of this Lease, required to redeliver the Premises to Landlord upon the expiration or sooner termination of this Lease. In the event of a sublease of less than all of the Premises, the cost of erecting any required demising walls, entrances and entrance corridors, and any other or further improvements required in connection therewith, including without limitation, modifications to HVAC, electrical, plumbing, fire, life safety and security systems (if any), painting, wallpapering and other finish items as may be acceptable to or specified by Landlord, all of which improvements shall be made in accordance with applicable legal requirements and Landlord’s then-standard base building specifications, shall be performed by Landlord’s contractors, and shall be divided evenly by Tenant and Landlord. If Landlord recaptures the Premises (or any portion thereof), Tenant’s Fixed Rent, Operating Expenses and other monetary obligations hereunder shall be adjusted pro-rated based upon the reduced rentable square footage then comprising the Premises.
          (d) If Landlord provides written notification to Tenant electing not to recapture the Premises (or so much thereof as Tenant had proposed to sublease), then Tenant may proceed to market the designated space and may complete such transaction and execute an assignment of this Lease or a sublease agreement (in each case in form acceptable to Landlord) within a period of five (5) months next following Landlord’s notice to Tenant that it declines to recapture such space, provided that Tenant shall have first obtained in any such case Landlord’s prior written consent to such transaction, which consent shall not be unreasonably withheld. If, however, Tenant shall not have assigned this Lease or sublet the Premises with Landlord’s prior written consent as aforesaid within five (5) months next following Landlord’s notice to Tenant that Landlord declines to recapture the Premises (or such portion thereof as Tenant initially sought to sublease), then in such event, Tenant shall again be required to request Landlord’s consent to the proposed transaction, whereupon Landlord’s right to recapture the Premises (or such portion as Tenant shall desire to sublease) shall be renewed upon the same terms and as otherwise provided in subsection (b) above.
          (e) For purposes of this Article 12, and without limiting the basis upon which Landlord may withhold its consent to any proposed assignment or sublease, it shall not be unreasonable for Landlord to withhold its consent to such assignment or sublease if: (i) the proposed assignee or sublessee shall have a net worth less than the net worth of Tenant as of the date hereof; (ii) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the proposed assignee or sublessee, in Landlord’s reasonable opinion, consistent with other tenancies in the Building, is not reputable and of good character; (iv) the proposed subleased portion is a reasonably demisable portion of the Premises; Tenant is proposing to assign or sublease to an existing tenant of the Building, or to another prospect with whom Landlord or its partners, or their affiliates are then negotiating and there is other suitable space in the Building available for lease; (v) the nature of such party’s business shall reasonably require more than 3.4 parking spaces per 1,000 rentable square feet of floor space, or (vi) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Uses” specified herein or would violate the terms of any other lease for space in the Building.
          (f) Any sums or other economic consideration received by Tenant as a result of any subletting, assignment or license (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements made to the sublet or assigned portion of the premises by Tenant for subtenant or assignee, and other reasonable expenses incident to the subletting or assignment, including standard leasing commissions) whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the premises subject to such sublease or assignment) shall be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rental under this Lease without affecting or reducing any other obligation of Tenant hereunder.
          (g) Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee or successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor.
          (h) If (i) the Premises or any part thereof are sublet and Tenant is in default under this Lease, or (ii) this Lease is assigned by Tenant, then, Landlord may collect Rent from the assignee or subtenant and apply the net amount collected to the rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Article with respect to assignment and subletting, or the acceptance of such assignee or subtenant as Tenant hereunder, or a release of Tenant from further performance of the covenants herein contained.
          (i) In connection with each proposed assignment or subletting of the Premises by Tenant, Tenant shall pay to Landlord (i) an administrative fee of $250 per request (including requests for non-disturbance agreements and Landlord’s or its lender’s waivers) in order to defer Landlord’s administrative expenses arising from such request, plus (ii) Landlord’s reasonable attorneys’ fees.
          (j) Tenant may, after notice to, but without the consent of Landlord, assign or this Lease or sublet the Premises to an affiliate (i.e., a corporation 50% or more of whose capital stock is owned by the same stockholders owning 50% or more of Tenant’s capital stock), parent or subsidiary corporation of Tenant or assign this Lease to a corporation to which it sells or assigns all of substantially all of its assets or stock or with which it may be consolidated or merged (“Affiliate”), provided such purchasing, consolidated, merged, affiliated or subsidiary corporation shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, shall have a net worth at least equal to the net worth of Tenant as of the date hereof, and it shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days thereafter, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.
          (k) Anything in this Article to the contrary notwithstanding, no assignment or sublease shall be permitted under this Lease if Tenant is in default at the time of such assignment or subletting.

          (l) Anything in this Article to the contrary notwithstanding, no subtenant shall assign such subtenant’s sublease nor sub-sublet such subtenant’s premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.
     13. Landlord’s Right of Entry. Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (except in the case of an emergency in which case no prior notice is necessary) for the purpose of inspections, repairs, alterations to adjoining space, appraisals, or other reasonable purposes; including enforcement of Landlord’s rights under this Lease. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises. Provided, however, that such efforts shall not require Landlord to use overtime labor unless Tenant shall pay for the increased costs to be incurred by Landlord for such overtime labor. Landlord also may enter the Premises at all reasonable times after giving prior oral notice to Tenant, to exhibit the Premises to any prospective purchaser and/or mortgagee. Landlord also may enter the Premises at all reasonable times only during the last ten (10) months of the Term, after giving prior oral notice to Tenant, to exhibit the Premises to any prospective tenants.
     14. Repairs and Maintenance.
          (a) Except as specifically otherwise provided in subparagraphs (b) and (c) of this Article, Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the Premises in good order and condition, free of accumulation of dirt and rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. Landlord shall, at Landlord’s sole cost, replace, as required, Building Standard lights, ballasts, tubes and ceiling tiles in the Premises. Tenant shall have the option of replacing outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant’s desire to have Landlord make such repairs. If requested by Tenant, Landlord shall make such repairs to the Premises within a reasonable time of notice to Landlord and shall charge Tenant for such services at Landlord’s standard rate (such rate to be competitive with the market rate for such services). When used in this Article, the term “repairs” shall include replacements and renewals when necessary. All repairs made by Tenant shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises.
          (b) Landlord, throughout the Term of this Lease and at Landlord’s sole cost and expense, shall make all necessary repairs to the footings and foundations and the structural steel columns and girders forming a part of the Premises.
          (c) Landlord shall maintain all HVAC systems, plumbing and electric systems serving the Building and the Premises. Landlord’s cost for HVAC, electric and plumbing service, maintenance and repairs, as limited under Article 6 with respect to capital expenditures, shall be included as a portion of Operating Expenses as provided in Article 6.

          (d) Landlord, throughout the Term of this Lease, shall make all necessary repairs to the Building outside of the Premises and to the common areas, including the roof, walls, floors, exterior portions of the Premises and the Building, utility lines, equipment and other utility facilities in the Building, which serve more than one tenant of the Building, and to any driveways, sidewalks, curbs, loading, parking and landscaped areas, and other exterior improvements for the Building; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair or Landlord has actual knowledge of the need to make such repair. The cost of all repairs, as limited under Article 6 with respect to capital repairs, to be performed by Landlord pursuant to this Subsection shall be included in Operating Expenses as provided in Article 6 hereof.
          (e) Landlord shall keep and maintain all common areas appurtenant to the Building and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition. The cost of all work to be performed by Landlord pursuant to this Subsection shall be included in Operating Expenses as provided in Article 6 hereof. Landlord’s obligation to provide snow removal services shall be limited to the parking areas and driveways in the Project and the sidewalk entrances to the Building.
          (f) Notwithstanding anything herein to the contrary, repairs to the Premises, Building or Project and its appurtenant common areas made necessary by a negligent or willful act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant shall be made at the sole cost and expense of Tenant, except to the extent of insurance proceeds received by Landlord.
          (g) Landlord shall provide Tenant with janitorial services for the Premises Monday through Friday of each week in accordance with the guidelines set forth in Exhibit D attached hereto and the cost thereof shall be included in Operating Expenses as provided in Article 6 hereof.
          (h) Landlord reserves the right at any time and from time to time to make or permit changes to or revisions in the Building common areas and/or the Project, including, but not limited to, additions, subtractions, rearrangements or other modifications thereto (including, but not limited to, rearranging or modifying any entrances and or exits), provided such changes and/or revisions do not materially adversely affect Tenant’s access to the Premises and the Building’s elevators.
     15. Insurance.
          (a) Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of at least $3,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured.

          (b) Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property on the Premises, a policy of “special form” property insurance covering the full replacement value of such property.
          (c) All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days prior notice to all insureds, and shall name Landlord, Brandywine Realty Trust and the Building’s property manager as additional insureds, as their interests may appear, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the term hereof replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of Maryland with a financial rating of at least an A-VIII as rated in the most recent edition of Best’s Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to procure and maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy or self-insured retention under such insurance policy in excess of Fifty Thousand Dollars ($50,000) must be approved by Landlord in writing prior to issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent. The policy limits set forth herein shall be subject to periodic review, and Landlord reserves the right to require that Tenant increase the liability coverage limits if, in the reasonable opinion of Landlord, the coverage becomes inadequate or is less than commonly maintained by tenants of similar buildings in the area making similar uses.
          (d) Landlord shall obtain and maintain the following insurance during the Term of this Lease: (i) replacement cost insurance including “special form” property insurance on the Building and on the Project covering the full replacement cost of the Project (exclusive of the cost of excavations, foundations, footings and value of land) (ii) builder’s risk insurance for the Landlord’s Work to be constructed by Landlord in the Project, and (iii) commercial general liability insurance (including personal injury and contractual liability coverage) covering Landlord’s operations at the Project with combined single limits of at least $2,000,000.00.
          (e) Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Brandywine Realty Trust and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insurable against under any insurance policy required to be obtained hereunder, whether or not such policies are actually obtained. Each party hereto shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party. During any period while such waiver of right of recovery is in effect, each party shall look solely to any proceeds of any such policies for compensation for loss.

     16. Indemnification.
          (a) Tenant shall defend, indemnify and hold harmless Landlord, Brandywine Realty Services Corp. and Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorneys’ fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) Tenant’s improper use of the Premises, (ii) the improper conduct of Tenant’s business, (iii) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or elsewhere contrary to the requirements of the Lease, (iv) any breach or default in the performance of any obligation of Tenant’s part to be performed under the terms of this Lease, and (v) any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord, Brandywine Realty Services Corp. or Brandywine Realty Trust shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, in which event Tenant shall defend, indemnify and hold harmless Landlord, Brandywine Realty Services Corp. and Brandywine Realty Trust and upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord, Brandywine Realty Services Corp. and Brandywine Realty Trust in connection with such litigation, after notice to Tenant and Tenant’s refusal to defend such litigation.
          (b) Landlord shall defend, indemnify and hold harmless Tenant and its respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all attorneys’ fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) Landlord’s improper use of the Premises, the Building or the Project, (ii) the improper conduct of Landlord’s business, (iii) any activity, work or things done, permitted or suffered by Landlord in or about the Premises or elsewhere in the Project contrary to the requirements of this Lease, (iv) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease, and (v) any negligence or willful act of Landlord or any of Landlord’s agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Landlord’s obligations shall include any case in which Tenant shall be made a party to any litigation commenced by or against Landlord, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, in which event Landlord shall indemnify and hold harmless Tenant and upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Tenant in connection with such litigation, after notice to Landlord and Landlord’s refusal to defend such litigation.
     17. Quiet Enjoyment. Provided no Event of Default by Tenant exists, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or anyone claiming by through or under Landlord under and subject to the terms and conditions of this Lease and of any mortgages now or hereafter affecting all of or any portion of the Premises, subject to Article 19.

     18. Casualty.
          (a) Except as provided below, in case of damage to the Premises by fire or other insured casualty, Landlord shall repair the damage. Such repair work shall be commenced promptly following notice of the damage and completed with due diligence, taking into account the time required for Landlord to effect a settlement with and procure insurance proceeds from the insurer, except for delays due to governmental regulation, scarcity of or inability to obtain labor or materials, intervening acts of God or other causes beyond Landlord’s reasonable control.
          (b) Notwithstanding the foregoing, if (i) the damage is of a nature or extent that, in Landlord’s reasonable judgment (to be communicated to Tenant within sixty (60) days from the date of the casualty), the repair and restoration work would require more than 210 consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (ii) if more than thirty (30%) percent of the total area of the Building is extensively damaged, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right, either party may terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within ten (10) days of Tenant’s receipt of the notice from Landlord described above. Such notice is to specify a termination date no less than fifteen (15) days after its transmission.
          (c) If the insurance proceeds received by Landlord as dictated by the terms and conditions of any financing then existing on the Building, (excluding any rent insurance proceeds) are required to be applied on account of any mortgage which encumbers any part of the Premises or Building, or if the nature of loss is not, or would not be, covered by Landlord’s property insurance coverage required under Article 15 of this Lease, Landlord may elect either to (i) repair the damage as above provided notwithstanding such fact or (ii) terminate this Lease by giving Tenant notice of Landlord’s election within thirty (30) days from the date of the casualty.
          (d) If Landlord has not completed restoration of the Premises within 210 days from the date of casualty (subject to delay due to weather conditions, shortages of labor or materials or other reasons beyond Landlord’s control), Tenant may terminate this Lease by written notice to Landlord within thirty (30) business days following the expiration of such 210 day period (as extended for reasons beyond Landlord’s control as provided above) unless, within thirty (30) business days following receipt of such notice, Landlord has substantially completed such restoration and delivered the Premises to Tenant for occupancy. Notwithstanding the foregoing, if the aforesaid casualty results from the gross negligence or willful misconduct of Tenant, Tenant shall not have the right to terminate this Lease if Landlord is willing to rebuild and restore the Premises.
          (e) In the event of damage or destruction to the Premises or any part thereof, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated.

     19. Subordination; Mortgagee Rights.
          (a) This Lease shall be subject and subordinate at all times to the lien of any existing mortgages encumbering the Premises, Building and/or Project and land of which they are a part without the necessity of any further instrument or act on Tenant’s part to effectuate such subordination. This Lease shall also be subject and subordinate at all times to the lien of any mortgages hereafter placed upon the Premises, Building and/or Project and land of which they are a part, provided the holder of each such mortgage executes and delivers to Tenant a subordination, attornment and nondisturbance agreement (“Nondisturbance Agreement”) from Landlord’s Mortgagee, on each such mortgagee’s standard form, which provides, inter alia, that the leasehold estate granted to Tenant under this Lease will not be terminated or disturbed by reason of the foreclosure of the mortgage held by Landlord’s Mortgagee, so long as Tenant shall not be in default under this Lease and shall pay all sums due under this Lease without offsets or defenses thereto and shall fully perform and comply with all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and/or complied with, and if a mortgagee or its respective successor or assigns shall enter into and lawfully become possessed of the Premises covered by this Lease and shall succeed to the rights and prospective obligations of Landlord hereunder and shall recognize Tenant’s tenancy hereunder, Tenant will attorn to the successor as its landlord under this Lease and, upon the request of such successor landlord, Tenant will execute and deliver an attornment agreement in favor of the successor landlord. Tenant shall execute and deliver upon demand such further instrument or instruments evidencing any such subordination of this Lease to the lien of any such mortgage and any such further instrument or instruments of attornment as shall be desired by any mortgagee or proposed mortgagee or by any other person. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery and in that event such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.
          (b) If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give the holder of any mortgage (collectively the "Mortgagee”) now or hereafter placed upon the Premises, Building and/or Project, notice by overnight mail of any such default which Tenant shall have served upon Landlord, provided that prior thereto Tenant has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise in writing to Tenant) of the name and addresses of any such Mortgagee. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee. If Landlord shall fail to cure such default the Mortgagee shall have thirty (30) additional days (measured from the date of the Mortgagee’s receipt of such notice from Tenant) within which to cure such default, provided that if such default be such that the same could not be cured within such period and Mortgagee promptly commenced and is diligently pursuing the remedies necessary to effectuate the cure (including but not limited to foreclosure proceedings if necessary to effectuate the cure), then Tenant shall not exercise any right or remedy as there may be arising because of Landlord’s default, including but not limited to, termination of this Lease as may be expressly provided for herein or available to Tenant as a matter of law, if the Mortgagee either has cured the default within such time periods, or as the case may be, has initiated the cure of same within such period and is diligently pursuing the cure of same as aforesaid.
          (c) Any provision of this Section to the contrary notwithstanding, Landlord will obtain a Nondisturbance Agreement for Tenant from Landlord’s current lender in the form of Exhibit F, and will use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from all future mortgagees in the standard form customarily employed by such mortgagee but subject to any Lease-specific revisions that such mortgagee might require. Landlord’s obligation to use commercially reasonable efforts shall not include, among other things, any obligation of Landlord to pay any amount to any current or future lender for such lender’s execution and delivery of a subordination, non-disturbance agreement (unless Tenant so agrees to reimburse Landlord for any such expense) nor shall such obligation include any obligation of Landlord to agree to any change in the terms of the mortgage or deed of trust or other loan documents.
     20. Condemnation.
          (a) If (i) more than twenty (20%) percent of the floor area of the Premises is taken or condemned for a public or quasi-public use (a sale in lieu of condemnation to be deemed a taking or condemnation for purposes of this Lease), or (ii) as a result of such taking Tenant does not have elevator access to the Premises, and if, in Landlord’s reasonable opinion, elevator access to the Premises cannot be restored within 210 consecutive days after the date of such taking, this Lease shall, at either party’s option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Fixed Rent and Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder.
          (b) If less than twenty (20%) percent of the floor area of the Premises is taken or if neither Landlord nor Tenant have elected to terminate this Lease pursuant to the preceding sentence, Landlord shall do such work as may be reasonably necessary to restore the portion of the Premises not taken to tenantable condition for Tenant’s uses, but shall not be required to expend more than the net award Landlord reasonably expects to be available for restoration of the Premises. If Landlord determines that the damages available for restoration of the Building and/or Project will not be sufficient to pay the cost of restoration, or if the condemnation damage award is required to be applied on account of any mortgage which encumbers any part of the Premises, Building and/or Project, Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice specifying the termination date.
          (c) If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term.
          (d) If a part or all of the Premises shall be taken or condemned, all compensation awarded upon such condemnation or taking shall go to Landlord and Tenant shall have no claim thereto other than Tenant’s damages associated with moving, storage and relocation; and Tenant hereby expressly waives, relinquishes and releases to Landlord any claim for damages or other compensation to which Tenant might otherwise be entitled because of any such taking or limitation of the leasehold estate hereby created, and irrevocably assigns and transfers to Landlord any right to compensation of all or a part of the Premises or the leasehold estate. Notwithstanding the foregoing, Tenant may file for a separate award for the unamortized cost of any leasehold improvements purchased at Tenant’s sole expense provided the same does not diminish Landlord’s award.
     21. Estoppel. Each party shall, within ten (10) business days after the other party’s written request, execute, acknowledge and deliver to the other party a written instrument in recordable form certifying all information reasonably requested, including but not limited to, the following: that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), the Commencement Date, the expiration date of this Lease, the square footage of the Premises, the rental rates applicable to the Premises, the dates to which Rent, Additional Rent, and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the party signing such certificate, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such certification and statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the Project or any mortgagee thereof or any assignee of Landlord’s interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.
     22. Default.
          (a) Event of Default. An “Event of Default” shall be deemed to have occurred if:
               (i) Tenant fails to pay any installment of Fixed Rent or any amount of Additional Rent when due; provided, however, Landlord shall provide written notice of the failure to pay such Rent and Tenant shall have a five (5) business day grace period from its receipt of such Landlord’s notice (facsimile receipt being deemed to be notice hereunder) within which to pay such Rent without creating a default hereunder. Except as otherwise expressly provided therein, the late fee set forth in Article 5 hereof shall be due on the first day after such payment is due irrespective of the foregoing notice and grace period. No additional notice shall be required thereafter and Landlord shall be entitled to immediately exercise its remedies hereunder if payment is not received during the grace period,
               (ii) Tenant abandons the Premises,
               (iii) Tenant fails to bond over a construction or mechanics lien within the time period set forth in Article 11,
               (iv) Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default,

               (v) Tenant makes any assignment for the benefit of creditors,
               (vi) a petition is filed or any proceeding is commenced against Tenant or by Tenant under any federal or state bankruptcy or insolvency law and such petition or proceeding is not dismissed within sixty (60) days,
               (vii) a receiver or other official is appointed for Tenant or for a substantial part of Tenant’s assets or for Tenant’s interests in this Lease,
               (viii) any attachment or execution against a substantial part of Tenant’s assets or of Tenant’s interests in this Lease remains unstayed or undismissed for a period of more than twenty (20) days, or
               (ix) a substantial part of Tenant’s assets or of Tenant’s interest in this Lease is taken by legal process in any action against Tenant.
          (b) Remedies. Following the occurrence of an Event of Default, in addition to all other rights and remedies available at law or in equity, Landlord shall have the following rights and remedies:
               (i) Acceleration of Rent. By notice to Tenant, Landlord may accelerate all Fixed Rent and all expense installments due hereunder and otherwise payable in installments over the remainder of the Term, and, at Landlord’s option, any other Additional Rent to the extent that such Additional Rent can be determined and calculated to a fixed sum; and the amount of accelerated rent to the termination date, plus all costs incurred by Landlord relating to Tenant’s breach of the Lease, without further notice or demand for payment, shall be due and payable by Tenant within five (5) days after Landlord has so notified Tenant, such amount collected from Tenant shall be discounted to present value using an interest rate of six percent (6%) per annum, minus the fair market rental value for the balance of the Term, determined as of the time of such default, discounted to present value at a rate of six percent (6%) per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease.
               Notwithstanding the foregoing or the application of any rule of law based on election of remedies or otherwise, if Tenant fails to pay the accelerated rent in full when due, Landlord thereafter shall have the right by notice to Tenant, (i) to terminate Tenant’s further right to possession of the Premises and (ii) to terminate this Lease under subparagraph (b) below; and if Tenant shall have paid part but not all of the accelerated rent, the portion thereof attributable to the period equivalent to the part of the Term remaining after Landlord’s termination of possession or termination of this Lease shall be applied by Landlord against Tenant’s obligations owing to Landlord, as determined by the applicable provisions of subparagraphs (c) and (d) below.
               (ii) Termination of Lease. By notice to Tenant, Landlord may terminate this Lease as of a date specified in the notice of termination and in such case, Tenant’s rights, including any based on any option to renew, to the possession and use of the Premises shall end absolutely as of the termination date; and this Lease shall also terminate in all respects except for the provisions hereof regarding Landlord’s damages and Tenant’s liabilities arising prior to, out of and following the Event of Default and the ensuing termination.
               Following such termination and the notice of same provided above (as well as upon any other termination of this Lease by expiration of the Term or otherwise) Landlord immediately may recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession, without the necessity of giving Tenant any notice to quit or any other further notice, with legal process, and in so doing Landlord may remove Tenant’s property (including any improvements or additions to the Premises which Tenant made, unless made with Landlord’s consent which expressly permitted Tenant to not remove the same upon expiration of the Term), as well as the property of others as may be in the Premises, and make disposition thereof in such manner as Landlord may deem to be commercially reasonable and necessary under the circumstances.
          (c) Tenant’s Continuing Obligations/Landlord’s Reletting Rights.
               (i) Unless and until Landlord shall have terminated this Lease under subparagraph (b) above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Term to the early termination date; and, in addition, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses, damages and expenses, including reasonable attorneys’ fees, as Landlord incurs because of any Event of Default having occurred.
               (ii) If Landlord either terminates Tenant’s right to possession without terminating this Lease or terminates this Lease and Tenant’s leasehold estate as above provided, then, subject to the provisions below, Landlord shall have the unrestricted right to relet the Premises or any part(s) thereof to such tenant(s) on such provisions and for such period(s) as Landlord may deem appropriate. If Landlord relets the Premises after an Event of Default, the costs recovered from Tenant shall be reallocated to take into consideration any additional rent which Landlord receives from the new tenant which is in excess to that which was owed by Tenant.
          (d) Landlord’s Damages.
               (i) The damages which Landlord shall be entitled to recover from Tenant upon an Event of Default shall be the sum of:
                    (A) all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and
                    (B) (i) all costs and expenses incurred by Landlord in recovering possession of the Premises, including removal and storage of Tenant’s property, (ii) the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and (iii) the costs of reletting commissions; and

                    (C) all Fixed Rent and Additional Rent (to the extent that the amount(s) of Additional Rent has been then determined) otherwise payable by Tenant over the remainder of the Term as reduced to present value.
Less deducting from the total determined under subparagraphs (A), (B) and (C) all Fixed Rent and all other Additional Rent to the extent determinable as aforesaid (to the extent that like charges would have been payable by Tenant) which Landlord receives from other tenant(s) by reason of the leasing of the Premises or part during or attributable to any period falling within the otherwise remainder of the Term.
               (ii) The damage sums payable by Tenant under the preceding provisions of this subparagraph (d) shall be payable on demand from time to time as the amounts are determined; and if from Landlord’s subsequent receipt of rent as aforesaid from reletting, there be any excess payment(s) by Tenant by reason of the crediting of such rent thereafter received, the excess payment(s) shall be refunded by Landlord to Tenant, without interest.
               (iii) Landlord may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of consequential damages and all moneys due or to become due from Tenant under any of the provisions of this Lease.
          (e) Landlord’s Right to Cure. Without limiting the generality of the foregoing, if Tenant shall be in default beyond any applicable notice and cure period in the performance of any of its obligations hereunder, Landlord, without being required to give Tenant any notice or opportunity to cure, may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at the Default Rate from the dates of Landlord’s incurring of costs or expenses.
               Tenant hereby waives any right of redemption of the Premises or the Lease following any Event of Default, and any right to a notice to quit whether or not the Term of this Lease has expired.
          (f) Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of two (2%) percent over the then Prime Rate as published daily under the heading “Money Rates” in The Wall Street Journal, unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply (the “Default Rate”).
          (g) Landlord’s Statutory Rights. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.
          (h) Remedies Not Limited. Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.
          (i) No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Landlord’s receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provisions of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant’s previous default.
          (j) Landlord Default. If Landlord shall be in default in the performance of any of its obligations under this Lease which default continues for a period of more than thirty (30) business days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than thirty (30) business days for remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the default within such thirty (30) business day period and diligently pursued such efforts to complete such cure), Tenant may, in addition to any other remedy available at law or in equity, upon at least five (5) business days prior written notice, incur any reasonably necessary expense to perform the obligation of Landlord specified in such notice and deduct such expense from the Fixed Rent.
     23. Landlord’s Lien. [Intentionally Omitted]

     24. Surrender. Tenant shall, at the expiration of the Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insurable casualty and damage by condemnation. Tenant shall have no right to hold over beyond the expiration of the Term and if Tenant shall fail to deliver possession of the Premises as herein provided, such occupancy shall constitute a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term the amount of rent owed to Landlord by Tenant shall automatically become one hundred fifty percent (150%) the sum of the Rent as those sums are at that time calculated under the provisions of the Lease. The acceptance of rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of such holdover.
     25. Rules and Regulations. During the Term, Tenant and its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit C attached hereto, together with all reasonable Rules and Regulations as Landlord may from time to time promulgate provided they do not conflict with the provisions of this Lease. In case of any conflict or inconsistency between the provisions of this Lease and any Rules and Regulations, the provisions of this Lease shall control. Landlord shall have no duty or obligation to enforce any Rule and Regulation, or any term, covenant or condition of any other lease, against any other tenant, and Landlord’s failure or refusal to enforce any Rule or Regulation or any term, covenant of condition of any other lease against any other tenant shall be without liability of Landlord to Tenant. However, if Landlord does enforce Rules or Regulations, Landlord shall endeavor to enforce same equally in a non-discriminatory manner.
     26. Governmental Regulations.
          (a) Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant’s business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments, or any of their departments and the regulations of the insurers of the Premises, Building and/or Project.
          (b) Without limiting the generality of the foregoing, Tenant shall (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all necessary licenses and permits including (but not limited to) state and local business licenses or permits, and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises. Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges which are or may be assessed, levied or imposed upon Tenant and which, if not paid, could be liened against the Premises or against Tenant’s property therein or against Tenant’s leasehold estate.
          (c) Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act of l990, 42 U.S.C. Sec. 12181 et seq. and its regulations (collectively, the "ADA”) (i) as to the design and construction of all common areas, and (ii) with respect to the initial design and construction by Landlord of Landlord’s Work (as defined in

Article 4 hereof). Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following completion of the Landlord’s Work.
     To the extent that Tenant is not required under the terms of this Lease to comply therewith, Landlord shall indemnify Tenant against any claim or liability arising from the failure of the Project (other than areas of the Project leased to tenants) to comply with all applicable laws, rules, regulations and codes including, without limitation, Title III of The Americans with Disabilities Act of 1990, as amended from time to time. The foregoing notwithstanding, to the extent that Landlord incurs any costs in causing the Project or any portion thereof to comply with any applicable laws, rules, regulations or codes and such costs qualify as Operating Expenses, such costs shall be included as Operating Expenses under Article 6.
     27. Notices. Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g. Federal Express) with evidence of receipt required for delivery; (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; (iv) facsimile with a copy mailed by first class United States mail or (v) e-mailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the addresses set forth in Article 1(n) hereof. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Either party hereto may change its address to which said notice shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.
     28. Broker. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than the Broker; and that otherwise no broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this Lease. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorneys’ fees and court costs, arising out of any misrepresentation or breach of warranty under this Article. Landlord shall pay Broker’s commission pursuant to the terms of a separate agreement between Landlord and Broker.
     29. Change of Building/Project Name. Landlord reserves the right at any time and from time to time to change the name and/or address by which the Building and/or Project is designated (provided that Landlord shall reimburse Tenant for any reasonable costs to Tenant associated therewith, including the cost of new stationery and business materials not in excess of $1,500 in the aggregate).

     30. Landlord’s Liability. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building of which the Premises form a part for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.
     31. Authority. Tenant represents and warrants to Landlord that (a) Tenant is duly organized, validly existing and legally authorized to do business in the State of Maryland, and (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant. Landlord represents and warrants to Tenant that: (a) Landlord is the fee simple owner of the Building and the Project; (b) Landlord has the authority to enter into this Lease and (c) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord.
     32. No Offer. Landlord’s submission of the Lease does not constitute a reservation of or option for the Premises or of any other space within the Building or in other buildings owned or managed by Landlord or its affiliates. This Lease shall become effective as a Lease only upon the execution and legal delivery thereof by both parties hereto.
     33. Renewal. Provided Tenant is not in default at the time of exercise, Tenant has not assigned this Lease or then has under sublease more than thirty percent (30%) of the Premises and the Lease is in full force and effect, Tenant may renew this Lease for one (1) term of five (5) years beyond the end of the initial Term (the “Renewal Term”). Tenant shall furnish written notice of intent to renew no more than eighteen (18) months and no less than twelve (12) months prior to the expiration of the initial Term, failing which, such renewal right shall be deemed waived; time being of the essence. The terms and conditions of this Lease during the Renewal Term shall remain unchanged except that the annual Fixed Rent for the Renewal Term shall be the Fair Market Rent (as such term is hereinafter defined). All factors regarding Additional Rent shall remain unchanged, and no Tenant Allowance shall be included in the absence of further agreement by the parties. Anything herein contained to the contrary notwithstanding, Tenant shall have no right to renew the term hereof other than or beyond the one (1) consecutive five (5) year term hereinabove described. It shall be a condition of such Renewal Term that Landlord and Tenant shall have negotiated in good faith and executed, not less than nine (9) months prior to the expiration of the then expiring term hereof, an appropriate amendment to this Lease, in form and content satisfactory to each of them, memorializing the extension of the term hereof for the next ensuing Renewal Term.

     For purposes of this Lease, “Fair Market Rent” shall mean the base rent, for comparable space, net of all free or reduced rent periods, work letters, cash allowances, fit-out periods and other tenant inducement concessions however denominated except as hereinafter provided. In determining the Fair Market Rent, Landlord, Tenant and any appraiser or broker shall take into account differences in applicable measurement and the loss factors, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for operating expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent. The Fair Market Rent shall reflect the level of improvement made or to be made by Landlord to the space and the Operating Expenses and Taxes under this Lease. Additionally, tenant improvement allowances, free rent periods and other economic concessions then being provided to similar extending tenants by landlords of comparable buildings in the competitive market area of the Building will, at Landlord’s option, either be provided directly to Tenant or the value of such concessions will not be provided directly to Tenant but the Fair Market Rate will be reduced by the economic equivalent thereof to reflect the fact that such concessions were not provided directly to Tenant. If Landlord and Tenant cannot agree on the Fair Market Rent, the Fair Market Rent shall be established by the following procedure: (1) Tenant and Landlord shall agree on a single MAI certified appraiser or broker who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located, (2) Landlord and Tenant shall each notify the other (but not the appraiser or broker), of its determination of such Fair Market Rent and the reasons therefor, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) shall be submitted to the appraiser or broker, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is more correct. The determinations so chosen shall be the Fair Market Rent. The appraiser or broker shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser or broker shall be paid by the non-prevailing party.
     34. Right of Notification. If, at any time beginning on the Commencement Date, office space on the third (3rd) floor of the Building contiguous with the Premises becomes or is reasonably anticipated by Landlord to become available for lease prior to the last eighteen (18) months of the Term (the “Available Space”), Landlord shall provide Tenant with a written courtesy notice with together with the Fixed Rent and any leasing concessions Landlord chooses to propose (the “Courtesy Notice”) setting forth the anticipated availability date of the Available Space. The Courtesy Notice shall be delivered to Tenant not more than twelve (12) months in advance of the anticipated availability date of the Available Space. Upon Tenant’s receipt of the Courtesy Notice, Tenant may contact Landlord to discuss the possibility of leasing the Available Space; provided, however, that this provision shall in no way provided Tenant with any legal right to lease the Available Space. Any provision of this Section to the contrary notwithstanding, Landlord shall have no obligation to provide tenant with a Courtesy Notice until the lease of such the Available Space in existence on the date of this Lease has expired (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or been terminated.

     35. Termination. Tenant shall have a one-time right to terminate this Lease, at the end of the eighty-fourth (84th) month of the Term, provided Tenant (i) is not then in default beyond any applicable notice and cure period under this Lease, (ii) gives Landlord not less than nine (9) months prior written notice, and (iii) pays to Landlord, at the time of said notice, an amount equal to the unamortized cost of the transaction, amortized over the initial Term of the Lease on a straight-line basis at eight percent (8%) per annum interest (“Termination Payment”). The unamortized cost will be calculated for the following specific costs, brokerage fees and contractor’s invoices to complete Landlord’s Work. Failure to provide written notice and payment within the prescribed time frame will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term.
     36. Parking. Tenant shall be entitled to parking permits for the Building’s parking facilities at a ratio of 3.4 per 1,000 rentable square feet of the Premises (including three (3) reserved garage spaces), at no fee during the initial Term. Landlord shall not be obligated to provide Tenant with any additional parking permits. If Tenant fails to observe the Rules and Regulations with respect to the Building’s parking facilities, then Landlord, at its option, after providing Tenant with an appropriate notice and time period within which to cure any such violation (which notice and time period shall be reasonably determined by Landlord), shall have the right to terminate Tenant’s parking permit(s) for the violating parking space(s), without legal process, and to remove Tenant, Tenant’s vehicles and those of its employees, licensees or invitees and all of Tenant’s personal property from the Building’s parking facilities. Landlord reserves the right to require that all or a portion of Tenant’s parking permits (except for the reserved parking spaces) be for valet, structured, surface and/or such other parking arrangements as Landlord shall from time to time determine.
     37. Financial Information. Any time during the Term (but not more than once during any twelve (12) month period unless a default has occurred under this Lease or Landlord has a reasonable basis to suspect that Tenant has suffered a material adverse change in its financial position) upon not less than thirty (30) days prior written request from Landlord, Tenant shall deliver to Landlord: (i) a current, accurate, complete and detailed balance sheet of Tenant (dated no more than thirty (30) days prior to such delivery), a profit and loss statement, a cash flow summary and all relevant accounting footnotes, all prepared in accordance with generally accepted accounting principles consistently applied and certified by the Chief Financial Officer of Tenant to be a fair and true presentation of Tenant’s current financial position; (ii) a current, accurate, complete and detailed financial statements of Tenant audited by an independent certified public accountant for the last applicable calendar year; and (iii) current bank references for Tenant. Tenant’s failure to strictly comply with this Article shall constitute a material Default by Tenant under this Lease. Landlord shall keep all information provided hereunder strictly confidential.

     38. Roof Rights. So long as it (i) does not impact Landlord’s roof warranty and (ii) complies with all applicable laws, rules and regulations, Tenant, at Tenant’s sole cost and expense, shall have access to the roof of the Building in designated areas mutually agreed upon to install up to four (4) antennae, each with a diameter not in excess of twenty-four (24”) inches and equipment related thereto (the “Roof Equipment”). Notwithstanding the foregoing, all such Roof Equipment shall be for the sole benefit of Tenant and Landlord, shall relate specifically to Tenant’s use of the Premises, and shall not be used as a switching station, amplification station or by other tenants or third parties. Tenant shall make a request for approval of the Roof Equipment hereunder by submission of specific plans and specifications for the work to be performed by Tenant. Landlord shall respond in writing within fifteen (15) business days from receipt of the same, advising Tenant of approved contractors and those portions of the work that are acceptable and disapproving those portions of the work that are, in Landlord’s judgment, reasonably exercised, unacceptable and with respect to the plans, specifying in detail the nature of Landlord’s objection. Tenant shall be solely responsible for all damages caused by its Roof Equipment, for the removal of all Roof Equipment and the restoration of the roof upon the expiration or early termination of this Lease unless directed in writing by Landlord otherwise. Landlord shall be named as an additional insured on all Tenant insurance relating to the Roof Equipment. All installation, repair, replacement and modification of the Roof Equipment shall be coordinated with Landlord, shall only use those approved contractors and shall be in accordance with the Rules and Regulations set forth herein.
     39. Miscellaneous Provisions.
          (a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in, Article 12 hereof (to the extent required thereunder).
          (b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the State of Maryland, without regard to principles relating to conflicts of law.
          (c) Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.
          (d) Captions. Marginal captions, titles or exhibits and riders and the table of contents in this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease.
          (e) Gender. As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender.

          (f) Entire Agreement. This Lease, including the Exhibits and any Riders hereto (which are hereby incorporated by this reference, except that in the event of any conflict between the printed portions of this Lease and any Exhibits or Riders, the term of such Exhibits or Riders shall control), supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever.
          (g) Counterparts. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.
          (h) Telefax Signatures. A telefaxed signature of either party whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.
          (i) Calculation of Time. In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all Notices and other periods expire as of 5:00 p.m. (local time in Washington, D.C.) on the last day of the Notice or other period.
          (j) No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation, or other legal entity may acquire or hold, directly or indirectly, this Lease of the leasehold estate and the fee estate in the Premises or any interest in such fee estate, without the prior written consent of Landlord’s mortgagee.
          (k) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.
          (l) Recordation of Lease. Tenant shall not record this Lease.
          (m) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

          (n) No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant. This Lease establishes a relationship solely of that of a landlord and tenant.
          (o) Guaranty. Intentionally Omitted.
          (p) No Presumption Against Drafter. This Lease has been freely negotiated by both parties; and in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease, or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.
          (q) Force Majeure. If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or except as expressly provided in this Lease, entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.
     40. Waiver of Jury Trial. LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT. NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND TENANT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.
     41. Consent to Jurisdiction. If the Project is located in the State of Maryland, Tenant hereby consents to the exclusive jurisdiction of the state courts located in the county in which the Project is located and to the federal courts located in Greenbelt, Maryland.

     42. OFAC. Tenant represents, warrants and covenants that Tenant and its principals are not (i) acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. A breach of any Tenant representation, warranty and covenant contained in this Section shall be an immediate Event of Default under this Lease without notice or cure rights. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to Tenant’s breach of any of the foregoing representations, warranties and/or covenants.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.
LANDLORD:

BRANDYWINE RESEARCH LLC, a Delaware limited liability company

By:	BRANDYWINE ACQUISITION PARTNERS, L.P.,
a Delaware limited partnership
Member

	By:	BDN PROPERTIES I, INC.,
a Delaware corporation
General Partner

		By: /s/ Robert K. Wiberg	[SEAL]

Robert K. Wiberg
Executive Vice President and
Managing Director-Southeast Region

		By: /s/ Michael S. Cooper	[SEAL]

Name: Michael S. Cooper
Title: Senior Vice President

TENANT:
EMERGENT BIOSOLUTIONS INC., a Delaware corporation
By: /s/ Fuad El-Hibri	[SEAL]

Name: Fuad El-Hibri
Title: CEO

EXHIBIT A
SPACE PLAN

EXHIBIT B
CONFIRMATION OF LEASE TERM
     THIS MEMORANDUM is made as of                                         , 2006, between BRANDYWINE RESEARCH LLC, a Delaware limited liability company (“Landlord”), and EMERGENT BIOSOLUTIONS INC., a Delaware corporation (“Tenant”), who entered into a lease dated for reference purposes as of                                         , 2006, covering certain premises located at 2273 Research Boulevard, Rockville, Maryland 20850. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.
     1. The parties to this Memorandum hereby agree that the date of                     , 200___is the “Commencement Date” of the Term and the date of                      is the expiration date of the Lease.
     2. Tenant hereby confirms the following:
          (a) That it has accepted possession of the Premises pursuant to the terms of the Lease;
          (b) That the improvements, including the Landlord Work, required to be furnished according to the Lease by Landlord have been Substantially Completed;
          (c) That Landlord has fulfilled all of its duties of an inducement nature or are otherwise set forth in the Lease;
          (d) That there are no offsets or credits against rentals, and the $                     Security Deposit has been paid as provided in the Lease;
          (e) To the best of each party’s knowledge, without investigation, that there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.
     3. Landlord hereby confirms to Tenant that its Building Number is                      and its Lease Number is                     . This information must accompany each Rent check or wire payment.
     4. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.
[SIGNATURES FOLLOW]
Exhibit B

     IN WITNESS WHEREOF, the parties hereto have executed this Memorandum the day and year first above written.
LANDLORD:

BRANDYWINE RESEARCH LLC, a Delaware limited liability company

By:	BRANDYWINE ACQUISITION PARTNERS, L.P.,
a Delaware limited partnership
Member

	By:	BDN PROPERTIES I, INC.,
a Delaware corporation
General Partner

		By:	[SEAL]

Robert K. Wiberg
Executive Vice President and
Managing Director-Southeast Region

		By:	[SEAL]

Name:
Title:

TENANT:
EMERGENT BIOSOLUTIONS INC., a Delaware corporation
By:	[SEAL]

Name:
Title:
Exhibit B

EXHIBIT C
BUILDING RULES AND REGULATIONS
LAST REVISION: MARCH 14, 2002
Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations which do not conflict with the provisions of the Lease to which this Exhibit C is an exhibit, as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operations thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to Tenant shall be binding upon him, her or it in a like manner as if originally prescribed.
1.	Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby and any other part of the Building shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from each tenant’s premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.
2.	No awnings or other projections shall be attached to the outside walls of the Building without Landlord’s prior written consent. All drapes, or window blinds, must be of a quality, type and design, color and attached in a manner approved by Landlord.
3.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without prior Landlord’s written consent.
4.	Rest rooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees shall have caused same.
5.	No tenant, without Landlord’s prior consent, shall mark, paint, drill into, bore, cut or string wires or in any way deface any part of the Premises or the Building of which they form a part except for the reasonable hanging of decorative or instructional materials on the walls of the Premises.
6.	Tenants shall not construct or maintain, use or operate in any part of the project any electrical device, wiring or other apparatus in connection with a loud speaker system or other sound/communication system which may be heard outside the Premises. Any such communication system to be installed within the Premises shall require prior written approval of Landlord.
7.	No mopeds, skateboards, scooters or other vehicles and no animals (other than guide dogs), birds or other pets of any kind shall be brought into or kept in or about the Building.
Exhibit C

8.	No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.
9.	No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods or property of any kind.
10.	No tenant, or employees of tenant, shall make any unseemly or disturbing noises or disturb or interfere with the occupants of this or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, or in any way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, business-like manner. Rollerblading and rollerskating shall not be permitted in the Building or in the common areas of the Project.
11.	No tenant shall throw anything out of the doors, windows, or down corridors or stairs of the Building.
12.	Tenant shall not place, install or operate on the Premises or in any part of the Project, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (except for coffee machine, microwave oven, toasters and/or vending machine), or place or use in or about the Premises or Project any explosives, gasoline, kerosene oil, acids, caustics or any other flammable, explosive, or hazardous material without Landlord’s prior written consent.
13.	No smoking is permitted in the Building, including but not limited to the rest rooms, hallways, elevators, stairs, lobby, exit and entrances vestibules, sidewalks, parking lot area except for the designated exterior smoking area. All cigarette ashes and butts are to be deposited in the containers provided for same, and not disposed of on sidewalks, parking lot areas, or toilets within the Building rest rooms.
14.	Tenants are not to install any additional locks or bolts of any kind upon any door or window of the Building without Landlord’s prior written consent. Each tenant must, upon the termination of tenancy, return to the Landlord all keys for the Premises, either furnished to or otherwise procured by such tenant, and all security access cards to the Building.
15.	All doors to hallways and corridors shall be kept closed during business hours except as they may be used for ingress or egress.
16.	Tenant shall not use the name of the Building, Landlord or Landlord’s Agent in any way in connection with his business except as the address thereof. Landlord shall also have the right to prohibit any advertising by tenant, which, in its sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.
17.	Landlord shall provide Tenant with five (5) Security Access Cards per 1,000 rentable square feet of floor space, at Landlord’s sole cost. Tenants must be responsible for all Security Access cards issued to them, and to secure the return of same from any employee terminating employment with them. Lost cards shall cost Tenant $35.00 per
Exhibit C

card to replace. No person/company other than Building tenants and/or their employees may have Security Access cards unless Landlord grants prior written approval.
18.	All deliveries by vendors, couriers, clients, employees or visitors to the Building which involve the use of a hand cart, hand truck, or other heavy equipment or device must be made via the Freight Elevator. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for tenant to the Building. Tenant shall procure and deliver a certificate of insurance from tenant’s movers which certificate shall name Landlord as an additional insured.
19.	Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material which violates any of these rules and regulations.
20.	Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. Landlord reserves right to require that all agents of contractors/vendors sign in and out of the Building.
21.	Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to Landlord’s management or security personnel.
22.	Landlord may require, at its sole option, all persons entering the Building after 6 PM or before 7 AM, Monday through Friday and at any time on Holidays, Saturdays and Sundays, to register at the time they enter and at the time they leave the Building.
23.	No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.
24.	No employees or invitees of tenant shall use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during “breaks” or during lunch periods.
25.	No canvassing, soliciting or peddling is permitted in the Building or its common areas by tenants, their employees, or other persons.
26.	No mats, trash, or other objects shall be placed in the public corridors, hallways, stairs, or other common areas of the Building.
27.	If recycling is done at the Project, Tenant must place all recyclable items of cans, bottles, plastic and office recyclable paper in appropriate containers provided by Landlord in each tenant’s space. Removal of these recyclable items will be by Landlord’s janitorial personnel.
Exhibit C

28.	Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.
29.	Drapes installed by tenant, which are visible from the exterior of the Building, must be cleaned by Tenant, at its own expense, at least once a year.
30.	No pictures, signage, advertising, decals, banners, etc. are permitted to be placed in or on windows in such a manner as they are visible from the exterior, without Landlord’s prior written consent.
31.	Tenant or tenant’s employees are prohibited at any time from eating or drinking in hallways, elevators, rest rooms, lobby or lobby vestibules.
32.	Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, agents, invitees or visitors.
33.	No tenant shall permit the visit to its Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, hallways, elevators, lobby or other public portions or facilities of the Building and exterior common areas by other tenants.
34.	Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements must be submitted in writing to Landlord.
35.	Tenant agrees that neither tenant nor its agents, employees, licensees or invitees will interfere in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment.
36.	Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from tenant’s area or common areas of the Project regardless of whether such loss occurs when area is locked against entry or not.
37.	Landlord will not permit entrance to tenant’s Premises by use of pass key controlled by Landlord, to any person at any time without written permission of tenant, except employees, contractors or service personnel supervised or employed by Landlord.
38.	Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs and markers on the Building grounds and surrounding areas.
39.	Tenant and its employees, invitees, agents, etc. shall not enter other separate tenants’ hallways, restrooms or premises unless they have received prior approval from Landlord’s management.
Exhibit C

EXHIBIT D
CLEANING SPECIFICATIONS
DAILY : BUILDING AND TENANT AREAS
1.	All desks and other furniture will be dusted with specially treated dust clothes.
2.	All windowsills, chair rails, baseboards, moldings, partitions and picture frames that are less than six feet in height will be hand dusted and wiped clean.
3.	All non-carpeted floors will be dust mopped with specially treated dust mops.
4.	All bright metal work will be maintained and kept in a clean and polished condition.
5.	All drinking fountains will be thoroughly cleaned and sanitized.
6.	All stairways will be swept and wet mopped. Stairways shall be policed daily to remove all debris. Walls, handrails and fixtures are to be spot cleaned and dusted. Lights, pipes and signage are to be dusted as necessary.
7.	All elevators will be vacuumed and the interior of all cabs will be wiped clean and all metal hardware will be polished. This includes damp wipe, dust and/or thoroughly cleaning all exterior doors, cab walls, doorframes, indicator panels, tracts, plates and grooves.
8.	Empty, clean and dust all wastepaper baskets, ashtrays, receptacles, etc. After emptying waste baskets, reline with an approved liner as needed.
9.	Remove all trash and wastepaper to areas designated by Management.
10.	Vacuum all carpeted areas. This shall include all walk-off mats. In addition, the carpets are to be spot cleaned when necessary.
11.	All tile floors will maintain a satin finish. Hard surface floor areas shall be maintained in a manner which consistently presents the appearance desired without visible evidence of traffic patterns. Particular attention shall be paid to edges to ensure a proper and dust free appearance. Any damage to hard surface floors resulting from improper care shall be the full responsibility of Contractor. Contractor shall provide the details of a program to maintain tile floors to insure consistent luster and remove all marks.
12.	All glass surfaces, windows, doors and directory boards shall be spot-cleaned, using an approved glass cleaner, and all glass shall be left in a bright condition which is free of streaks and dust.
13.	Wipe and clean all counters, tables, chairs and appliances in kitchen areas.
14.	Clean all glass at the building and tenant entrances.
15.	Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains.
Exhibit D

LAVATORIES
1.	Floors are to be swept and washed using an approved antiseptic liquid detergent. Floors are to be machine scrubbed as needed but not less frequently than every quarter.
2.	Refill all dispensers, empty trash, clean and sanitize all restroom fixtures. Wipe all counters, clean mirrors, wipe chrome and spot wipe partitions and ceramic tile walls.
3.	Weekly wash all restroom partitions on both sides.
4.	Remove all wastepaper and refuse.
5.	No less frequently than quarterly, wash all ceramic tile walls.
WEEKLY
1.	Remove fingerprints, smudges and scuff marks from all vertical and horizontal surfaces such as doors, walls and sills.
2.	Wash and refinish resilient floors in public areas. Strip, wax and polish the floors as needed.
3.	Polish and buff all no wax resilient floors in tenant areas.
4.	Dust and damp wipe all louvers and ceiling grills.
5.	Spot clean all interior partition glass windows and clean all interior glass entrance doors.
QUARTERLY
1.	Dust and clean all vertical surfaces such as walls, partitions, doors, etc. that are not cleaned during the nightly cleaning process.
2.	Dust and wipe clean all blinds.
3.	Dust the inside of elevator telephone cabinets.
4.	Shampoo all elevator carpets.
Exhibit D

EXHIBIT E
WORK LETTER
     This Exhibit (“Exhibit”) is a part of the Lease to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth in the Lease.
     1. Definitions.
     1.1 “Architect” means the licensed architect or space planner, if any, engaged by Landlord to prepare and/or review the Plans.
     1.2 “Building Standard” means the quality and quantity of materials, finishes and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.
     1.3 “Contractor” means the firm from time to time selected by Landlord to construct, install or alter the Leasehold Improvements.
     1.4 “Leasehold Improvements” means the improvements, alterations and other physical additions to be made or provided to; constructed, delivered or installed at; or otherwise acquired for the Premises in accordance with the Plans or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance. The Leasehold Improvements to be made, constructed or installed by Landlord in connection with Tenant’s initial occupancy of the Premises are or will be shown on the Plans. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include Tenant’s Equipment.
     1.5 “Plans” has the meaning set forth in Section 2.
     1.6 “Punchlist Items” means items which do not materially affect Tenant’s ability to use the Premises for the Permitted Uses.
     1.7 “Substantial Completion” or “Substantially Completed” means the date on which the Leasehold Improvements have been completed except for Punchlist Items as determined by Landlord’s architect or space planner, and Landlord has obtained a certificate permitting the lawful occupancy of the Premises issued by the appropriate governmental authority.
     1.8 “Tenant Delay” means that Landlord is actually delayed in Substantially Completing any Leasehold Improvements that Landlord is required to design, construct, install or otherwise provide or in obtaining any permit(s) or certificate(s) that Landlord is required to obtain under the Lease or this Exhibit as a result of any of the following:
          a. Tenant fails to timely submit any plans, specifications, materials, comments, approvals or information as required under this Exhibit;
          b. Tenant changes (notwithstanding Landlord’s approval of such changes) any drawings, plans or specifications for the Premises or the Plans after Landlord and Tenant have approved such drawings, plans or specifications or the Plans, as applicable;
Exhibit E

          c. Tenant changes the instructions or information given to the Architect in connection with the Architect’s preparation of the Plans;
          d. Tenant requests non-Building Standard improvements, materials, finishes or installations;
          e. delays caused by any governmental or quasi-governmental authorities arising from the Leasehold Improvements being designed to include items or improvements not typically found in the office space of other first-class office buildings in the Washington, D.C. area;
          f. Tenant interferes with the work of Landlord or Contractor including, without limitation, during any pre-commencement entry period; or
          g. Tenant fails to fully and timely comply with the terms of this Exhibit.
     1.9 “Tenant’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Tenant’s trade fixtures and other personal property to be installed by or on behalf of Tenant in the Premises.
     1.10 “Tenant’s Expenditure Authorization” means an authorization by Tenant to Landlord to expend funds on behalf of Tenant for the Work.
     1.11 “Work” or “Landlord’s Work” means the labor and materials required for any demolition, construction, acquisition, installation and finishing of the Leasehold Improvements.
     2. Plans. As soon as practicable after the execution of the Lease, but in any event not more than ten (10) business days from the date of full execution of the Lease, Tenant shall provide the Architect with sufficient instructions and information to enable the Architect to prepare and complete the space plan and the architectural construction plan including specifications and finish schedules for the Leasehold Improvements (collectively, the “Plans”). The Plans shall be prepared by the Architect and submitted to Landlord for approval. To the extent that any improvements at the Project are required by any governmental authority in connection with the Work (as opposed to the fact that the floor is occupied by more than one tenant), Landlord will notify Tenant in writing advising Tenant of the work required by such governmental authority (such notice shall be in advance of Landlord performing any such work).
     Landlord shall make such improvements at Tenant’s expense and Tenant will pay Landlord for the cost thereof within thirty (30) days after receipt of an invoice therefor. Once approved by Landlord, the Plans and the Tenant Expenditure Authorization, shall be submitted to Tenant for approval. Within five (5) business days after Tenant’s receipt of the Plans and the Tenant Expenditure Authorization, Tenant shall notify Landlord in writing as to whether Tenant approves or disapproves the Plans and the Tenant Expenditure Authorization. If Tenant fails to timely deliver to Landlord Tenant’s written disapproval of the Plans and/or the Tenant Expenditure Authorization within the aforementioned period, Tenant shall be deemed to have approved the Plans and the Tenant Expenditure Authorization and Landlord shall be authorized (but not required) to proceed thereon. Each change in the Plans must receive Landlord’s prior written approval. Landlord’s approval of the Plans and any changes thereto shall impose no
Exhibit E

responsibility or liability on Landlord for their completeness, design sufficiency, or compliance with all applicable laws, rules and regulations of governmental agencies or authorities.
     3. Completion of Leasehold Improvements.
     3.1 Except to the extent that this Exhibit provides that Tenant will perform any of the Work, Landlord will cause the Leasehold Improvements to be made, constructed or installed in a good and workmanlike manner without material variance from the Plans except for such variances as may have been approved by Tenant in writing. Except to the extent that the Plans expressly provide for the construction or installation of improvements, items, materials, fixtures, finishes, quantities, specifications, etc. that are non-Building Standard, Landlord will cause the Leasehold Improvements to be constructed or installed to Building Standards. Any provision of this Exhibit to the contrary notwithstanding, Tenant shall be solely responsible for the ordering, delivery and installation of Tenant’s Equipment.
     3.2 Except as set forth in this Exhibit to the contrary, all Work shall be carried out by the Contractor under the sole direction of Landlord. Any Leasehold Improvements relating to the Building fire and life safety systems shall be performed by Landlord’s fire and life safety subcontractor, at Tenant’s expense. Tenant, at Tenant’s expense and under Landlord’s supervision and in coordination with Contractor’s performance of the Work, shall be responsible for contracting for and performing the installation of any cabling necessary for Tenant’s use of the Premises. Neither Tenant nor any of its agents or contractors shall alter, modify or in any manner disturb any of the Building’s central systems.
     3.3 Landlord will competitively bid the general conditions and fee proposal for the construction of the Leasehold Improvements with three (3) general contractors preapproved by Landlord and Tenant, which bids shall be based upon the Net Rentable Area of the Premises, a schematic design of the Leasehold Improvements and Tenant’s preliminary budget. Each general contractor shall be required to identify all long-lead items in its proposal. Landlord shall select the successful bidder (who shall then become the Contractor) within five (5) days after Landlord notifies Tenant of the receipt of the proposals and delivers a copy of such proposals to Tenant. In evaluating the bids, Landlord shall consider, among other factors, the cost, licensing of the bidder, bonding requirements, timing of substantial completion and the reputation of the bidder. Landlord shall have the right to exclude any proposal not timely submitted to Landlord.
     3.4 Tenant shall cooperate with Landlord, Architect and the Contractor to promote the efficient and expeditious completion of the Work. Landlord will diligently pursue completion of any Punchlist Items and Landlord will make reasonable efforts to complete all such Punchlist Items within thirty (30) days after inspection.
     3.5 Upon the occurrence of any Tenant Delay, Landlord shall have the right to take such Tenant Delay into account and to reasonably accelerate the date of Substantial Completion or to establish the date of Substantial Completion in the case of a Tenant Delay that effectively prevents Substantial Completion from occurring. If there occurs any concurrent Tenant Delay and either a Landlord delay or a force majeure delay (or both), fifty percent (50%) of such delay shall be deemed to be a Tenant Delay. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work or otherwise take any action to compensate for any Tenant Delay.
Exhibit E

     4. Improvement Allowance and Payment of Costs.
     4.1 Tenant shall be responsible for the full and timely payment of all Improvement Costs. “Improvement Costs” means (i) all costs related to the design of the Leasehold Improvements including, without limitation, the professional fees of the Architect and other professionals preparing and/or reviewing the Plans (collectively, the “Planning Costs”); (ii) all costs in the permitting, demolition, construction, acquisition and installation of the Leasehold Improvements, including, without limitation, the cost of all labor and materials supplied by Contractor, suppliers, independent contractors and subcontractors arising in connection with the Leasehold Improvements (collectively, the “Construction Costs”); and (iii) Landlord’s Fee.
     4.2 Landlord hereby grants to Tenant an allowance (the “Improvement Allowance”) in an amount equal to Thirty-Five Dollars ($35.00) multiplied by the Rentable Area of the Premises. Except as may be expressly provided to the contrary in this Exhibit, the Improvement Allowance shall be applied solely towards payment of the Improvement Costs. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an Event of Default or a condition which with notice and/or the passage of time would constitute an Event of Default.
     In addition to the Improvement Allowance, Landlord hereby grants to Tenant an architectural test-fit allowance in an amount equal to Ten Cents ($.010) per square foot of Rentable Area of the Premises.
     Notwithstanding the foregoing, Tenant may apply a portion of the Improvement Allowance, which portion shall not exceed Seven Dollars ($7.00) per square foot of Rentable Area of the Premises (the “Moving Allocation”), towards the payment of Moving Expenses. “Moving Expenses” means out-of-pocket costs and expenses incurred by Tenant in moving Tenant’s business to the Premises including, without limitation, costs and expenses incurred by Tenant to (i) relocate telephone equipment and install new telephone lines; (ii) relocate existing data communication circuit(s); (iii) purchase, rent or lease materials used in the relocation of Tenant’s and its employees’ belongings, furniture or equipment; and (iv) move (labor, material, vehicle usage, supervisor, etc) Tenant’s and its employees’ belongings, furniture or equipment to the Premises.
     4.3 Tenant shall pay Landlord a fee (“Landlord’s Fee”) equal to one percent (1%) of the sum of the Planning Costs and the Construction Costs as compensation for Landlord’s construction management services under this Exhibit. Tenant shall pay the Landlord’s Fee to Landlord within thirty (30) days after Landlord sends an invoice therefor to Tenant; provided, however, at any time on or after the date Landlord approves the Plans, Landlord shall have the right to deduct all or a portion of Landlord’s Fee from the Improvement Allowance.
     4.4 If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. To the extent that the Improvement Costs exceed the Improvement Allowance, Tenant shall be solely responsible for payment of such excess amount (the “Excess Costs”). Landlord shall only be obligated to make Improvement Allowance disbursements for Improvement Costs then being paid in the ratio that the Improvement Allowance bears to the total Improvement Costs (as reasonably determined by Landlord).
Exhibit E

EXHIBIT F
SNDA
     THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation with offices at 730 Third Avenue, New York, New York 10017 (“Lender”) and                     , a [an] [individual] name/of/state [corporation] [limited liability company] [general partnership] [limited partnership] [d/b/a/ ] with its principal place of business at (“Tenant”).
RECITALS:
     A. Lender has made or is about to make a loan (together with all advances and increases, the "Loan”) to                     , a [an] [individual] [corporation] [limited company] [general partnership] [limited partnership] (“Borrower”).
     B. Borrower, as landlord, and Tenant have entered into a lease dated as amended by amendments dated (the “Lease”) which leased to Tenant [Suite No. ] [Floor ] [Store No. ] (the “Premises”) located in the Property (defined below).
     C. The Loan is or will be secured by the [Open-End] Mortgage, Assignment of Leases and Rents, Fixture Filing Statement and Security Agreement recorded or to be recorded in the official records of the County of      , State or Commonwealth of ___(together with all advances, increases, amendments or consolidations, the “Mortgage”) and the Assignment of Leases and Rents recorded or to be recorded in such official records (together with all amendments or consolidations, the "Assignment”), assigning to Lender the Lease and all rent, additional rent and other sums payable by Tenant under the Lease (the “Rent”).
     D. The Mortgage encumbers the real property, improvements and fixtures located at in the City of Rockville, Montgomery County, Maryland commonly known as                                         , and described on Exhibit A (the “Property”).
     IN CONSIDERATION of the mutual agreements contained in this Agreement, Lender and Tenant agree as follows:
     1. The Lease and all of Tenant’s rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and all of Lender’s rights under the Mortgage and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior consent.
     2. This Agreement constitutes notice to Tenant of the Mortgage and the Assignment and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease.
     3. Tenant does not have and will not acquire any right or option to purchase any portion of or interest in the Property.
Exhibit F

     4. Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the Assignment and if Tenant is not then in default under this Agreement and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease:
          (a) Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed;
          (b) If Lender or any other entity (a “Successor Landlord”) acquires the Property through foreclosure, by other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), Tenant’s possession of the Premises will not be disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and
          (c) If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease containing substantially the same terms as the Lease at the request of either.
     5. Upon Foreclosure, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant’s attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord’s request, Tenant will execute instruments reasonably satisfactory to Successor Landlord and Tenant confirming the attornment.
     6. Successor Landlord will not be:
          (a) liable for any act or omission of any prior landlord under the Lease occurring before the date of the Foreclosure except for repair and maintenance obligations of a continuing nature imposed on the landlord under the Lease;
          (b) required to credit Tenant with any Rent paid more than one month in advance or for any security deposit unless such Rent or security deposit has been received by Successor Landlord;
          (c) bound by any amendment, renewal or extension of the Lease made after the date of this Agreement that is inconsistent with the terms of this Agreement or is not in writing and signed both by Tenant and landlord;
          (d) bound by any reduction of the Rent unless the reduction is in connection with an extension or renewal of the Lease at prevailing market terms or casualty damage or condemnation or any other event permitted by the Lease, or was made with Lender’s prior consent;
          (e) bound by any reduction of the term1 of the Lease or any termination, cancellation or surrender of the Lease unless the reduction, termination, cancellation or surrender

1	For purposes of this subparagraph “the term of the Lease” includes any renewal term after the right to renew has been exercised.
Exhibit F

occurred during the last 6 months of the term or in connection with casualty damage or condemnation or any other event permitted by the Lease, or was made with Lender’s prior consent;
          (f) bound by any amendment, renewal or extension of the Lease (except for amendments, renewals and extensions expressly provided for in the Lease) entered into without Lender’s prior consent if the Premises represents 50% or more of the net rentable area of the building in which the Premises is located;
          (g) subject to any credits, offsets, claims, counterclaims or defenses that Tenant may have that arose prior to the date of the Foreclosure or liable for any damages Tenant may suffer as a result of any misrepresentation, breach of warranty or any act of or failure to act by any party other than Successor Landlord;
          (h) bound by any obligation to make improvements to the Property, including the Premises, to make any payment or give any credit or allowance to Tenant provided for in the Lease or to pay any leasing commissions arising out of the Lease, except that Successor Landlord will be:
(i) bound by any such obligations provided for in the Lender-approved form lease;
(ii) bound by any such obligations if the overall economic terms of the Lease (including the economic terms of any renewal options) represented market terms for similar space in properties comparable to the Property when the Lease was executed; and
(iii) bound to comply with the casualty and condemnation restoration provisions included in the Lease provided that Successor Landlord receives the insurance or condemnation proceeds;
or
          (i) liable for obligations under the Lease with respect to any off-site property or facilities for the use of Tenant (such as off-site Premises or parking) unless Successor Landlord acquires in the Foreclosure the right, title or interest to the off-site property.
     7. Lender will have the right, but not the obligation, to cure any default by Borrower, as landlord, under the Lease. Tenant will notify Lender of any default that would entitle Tenant to terminate the Lease or abate the Rent and any notice of termination or abatement will not be effective unless Tenant has so notified Lender of the default and Lender has had a 30-day cure period (or such longer period as may be necessary if the default is not susceptible to cure within 30 days) commencing on the latest to occur of the date on which (i) the cure period under the Lease expires; (ii) Lender receives the notice required by this paragraph; and (iii) Successor Landlord obtains possession of the Property if the default is not susceptible to cure without possession.
     8. All notices, requests or consents required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at the address set forth above.
Exhibit F

     9. Any claim by Tenant against Successor Landlord under the Lease or this Agreement will be satisfied solely out of Successor Landlord’s interest in the Property and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord.
     10. This Agreement is governed by and will be construed in accordance with the laws of the state or commonwealth in which the Property is located.
     11. Lender and Tenant waive trial by jury in any proceeding brought by, or counterclaim asserted by, Lender or Tenant relating to this Agreement.
     12. If there is a conflict between the terms of the Lease and this Agreement, the terms of the Lease will prevail as between Successor Landlord and Tenant.
     13. This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.
     14. This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement, may be executed in counterparts that together constitute a single document and may be amended only by a writing signed by Lender and Tenant.
     15. Tenant certifies that: the Lease represents the entire agreement between the landlord under the Lease and Tenant regarding the Premises; the Lease is in full force and effect; neither party is in default under the Lease beyond any applicable grace and cure periods and no event has occurred which with the giving of notice or passage of time would constitute a default under the Lease; Tenant has entered into occupancy and is open and conducting business in the Premises; and all conditions to be performed to date by the landlord under the Lease have been satisfied.
[SIGNATURE BLOCKS, NOTARY BLOCKS
AND EXHIBITS FOLLOW ON ORIGINAL]
Exhibit F

EXHIBIT G
LETTER OF CREDIT
ISSUING BANK:
ISSUE DATE:                                                             EXPIRY DATE:
LETTER OF CREDIT NUMBER:

AMOUNT: $

BENEFICIARY:	APPLICANT:
Brandywine Research LLC
c\o Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA 19462
RE:
ACCOUNT #
WE HEREBY ISSUE THIS IRREVOCABLE STANDBY LETTER OF CREDIT IN BENEFICIARY’S FAVOR WHICH IS AVAILABLE BY PAYMENT AGAINST DRAFTS DRAWN AT                                          BEARING THE CLAUSE: “DRAWN UNDER IRREVOCABLE STANDBY LETTER OF CREDIT NO.                     ”.
SPECIAL CONDITIONS: — This Letter of Credit shall automatically renew on an annual basis absent 30 days prior written notice to the contrary to Beneficiary.
Beneficiary may draw on this Letter of Credit upon presentation of an affidavit from an authorized representative of Beneficiary advising that (1) “there has been a default under the Lease which has not been entirely cured by Tenant” or (2) “This Letter of Credit is set to expire, has not been renewed and Tenant has failed to present Landlord with a replacement Letter of Credit in accordance with the Lease.”

PRESENT DOCUMENTS TO:	ATTN:
Notwithstanding anything to the contrary contained in Article 48 of the UCP 500 hereinafter referred to, this Letter of Credit No. ___may be transferred one or more times in its entirety without our consent and without cost upon presentation to us of (i) written transfer instruction signed by you and naming the transferee and (ii) the original of this Letter of Credit. Upon such presentation, we shall issue a replacement Letter of Credit in favor of the transferee in the form of this Letter of Credit. No other documents or presentations will be required by us in connection with any such transfer.
UNLESS OTHERWISE SPECIFICALLY STATED, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS 1993 REVISION. THE INTERNAL CHAMBER OF COMMERCE PUBLICATION NO. 500.

AUTHORIZED SIGNATURE

EXHIBIT H
MONUMENT SIGNAGE
     1. Monument Sign. If after the date hereof, Landlord installs a monument sign for the Project that features tenant names, as opposed to a sign only referring to the Building or Project (a “Shared Monument Sign”), subject to the rights of an existing Office Park tenant, MultiPlan, Tenant shall be entitled to have a panel with Tenant’s trade name (or a reasonable variation thereof) placed on the Shared Monument Sign. Subject to MultiPlan’s rights, the tenant panels on the Shared Monument Sign shall be divided equally amongst the tenants on the Shared Monument Sign without regard to the square footage of each tenant’s premises.
     2. Installation. Upon Landlord’s written approval of the plans and specifications for Tenant’s panel for the Shared Monument Sign, shall be installed by Landlord at Tenant’s expense.
     3. Specifications. Prior to installing Tenant’s panel on the Shared Monument Sign, Tenant shall furnish detailed plans and specifications (including the size, color, material, letter style, type of sign and all other relevant specifications) for Tenant’s panel (or any modification) to Landlord. The size, color, material, lettering style, type of sign, location and all other aspects of Tenant’s panel shall be subject to Landlord’s reasonable approval. Landlord shall have the right to prohibit any aspect of the Shared Monument Sign that Landlord reasonably determines not to be aesthetically acceptable.
     4. Rights Not Assignable. Tenant’s rights under this Rider shall not be assignable by Tenant.
     5. Costs. All costs of the Shared Monument Sign including, without limitation, costs of design, manufacture, installation, operation, permitting, utilization, insurance, replacement and maintenance of the Shared Monument Sign, shall be divided equally amongst the tenants on the Shared Monument Sign without regard to the square footage of each tenant’s premises.
     6. Permits and Approvals. Tenant shall be responsible for procuring all licenses and permits may be required for the installation, use or operation of Tenant’s panel on the Shared Monument Sign, and Landlord makes no warranties or representations as to the permissibility or the permitability of the Shared Monument Sign under applicable laws, rules or regulations. Upon Landlord’s request, Tenant will deliver to Landlord reasonable evidence of Tenant’s having obtained all necessary governmental approvals for the installation of Tenant’s panel on the Shared Monument Sign.
     Tenant acknowledges that Landlord has no present intent to have a Shared Monument Sign, Landlord has no knowledge if a Shared Monument Sign or any similar sign is permitted to be installed, and Landlord is under no obligation to install a Shared Monument Sign (or any other such exterior Building signage). Landlord’s failure install a Shared Monument Sign, or pursue installation thereof, shall in no way relieve Tenant’s obligations under this Lease.
Exhibit H

     7. Removal. Tenant’s rights under this Rider shall cease upon the occurrence of any of the following:
          a. the expiration or earlier termination of the Lease; or
          b. the occurrence of an Event of Default under the Lease; or
          c. Tenant’s assignment of the Lease or Tenant’s rights thereunder; or
          d. Tenant subleases (which, for purposes of this Section shall not include any subleases to a Related Entity), in the aggregate, more than fifty percent (50%) of the rentable area contained in the original Premises; or
          e. Tenant fails to occupy, in the aggregate, more than fifty percent (50%) of the rentable area contained in the original Premises.
Exhibit H